UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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ASIAINFO HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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ASIAINFO HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 21, 2009

March 5, 2009

TO THE STOCKHOLDERS OF ASIAINFO HOLDINGS, INC.:

You are cordially invited to attend the annual meeting of stockholders of AsiaInfo Holdings, Inc., a Delaware corporation, to be held on Tuesday, April 21, 2009 at 3:00 p.m., local time, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, People’s Republic of China. At this year’s annual meeting, we are asking stockholders to:

1.	Elect two directors to serve for three-year terms to expire at the 2012 Annual Meeting of stockholders and until their successors are duly elected and qualified;

2.	Ratify the selection of Deloitte Touche Tohmatsu as the independent registered public accounting firm of AsiaInfo for the fiscal year ending December 31, 2009; and

3.	Transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement. This year we are using new U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to connect with the information they need, while reducing the cost and environmental impact of our Annual Meeting. On or about March 5, 2009, we mailed our stockholders a notice containing instructions on how to access our 2009 Proxy Statement and 2008 Annual Report to Stockholders. The notice also included instructions on how to receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card. If you receive your annual meeting materials by mail, the notice of annual meeting, proxy statement, and proxy card will be enclosed. If you receive your annual meeting materials via e-mail, the e-mail contains links to the annual report and the proxy statement on the Internet, which are both available at http://bnymellon.mobular.net/bnymellon/asia.

Stockholders of record at the close of business on February 23, 2009 are entitled to notice of and to vote at the annual meeting and any adjournment thereof. A list of these stockholders will be available for inspection during ordinary business hours at our principal executive offices, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC, from April 11, 2009 until the date of our annual meeting. The list will also be available for inspection at the annual meeting.

IMPORTANT: All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the annual meeting, you are urged to vote your shares by telephone, the Internet, or if you receive your annual meeting materials by mail, by signing and returning the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Any stockholder attending the annual meeting may vote in person even if he or she returned a proxy. However, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the annual meeting, the stockholder must obtain from the record holder a proxy issued in his or her name.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JAMES DING
James Ding Chairman of the Board of Directors

ASIAINFO HOLDINGS, INC.

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street

Haidian District

Beijing 100086, PRC

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and accompanying proxy was first mailed to stockholders (or made available electronically over the Internet) on or about March 5, 2009, in connection with the solicitation of proxies by the Board of Directors of AsiaInfo Holdings, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Tuesday, April 21, 2009, at 3:00 p.m., local time, at AsiaInfo’s principal executive offices located at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. AsiaInfo’s telephone number at its principal executive offices is +8610 8216 6688.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Share Ownership

Stockholders of record at the close of business on February 23, 2009, which date is referred to herein as the record date, are entitled to notice of and to vote at the Annual Meeting. As of the record date, 43,486,816 shares of AsiaInfo’s common stock were issued and outstanding and held of record by approximately 109 registered stockholders.

Voting, Solicitation and Revocability of Proxy

Registered stockholders can vote by mail, telephone or the Internet. Please note that voting via the Internet is a valid proxy voting method under the laws of the State of Delaware (our state of incorporation). Telephone voting can be accessed by calling the toll-free number (in the United States only) 1-866-580-9477. Internet voting can be accessed by logging on to the following Internet address: http://www.eproxy.com/asia. Telephone and Internet voting information is provided on the proxy card. A control number located on the proxy card is designed to verify each stockholder’s identity and allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your bank or broker. The availability of telephone or Internet voting will depend on your bank or broker’s voting process.

If you do not choose to vote by telephone or the Internet, you may still return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted in favor of proposals 1 and 2. If you vote by telephone or the Internet, it is not necessary to return your proxy card.

You may revoke your proxy at any time before it is voted at the Annual Meeting by casting a different vote by telephone or the Internet, by executing a later-voted proxy by mail, by voting by ballot at the Annual Meeting, or by providing written notice of the revocation to Susie Shan, Legal Counsel of AsiaInfo, at our principal executive offices.

Your vote is important. Accordingly, regardless of whether you plan to attend the Annual Meeting, you are urged to vote by telephone, by the Internet, or by signing and returning the accompanying proxy card. If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given. However, attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting.

In the event that any matter not described in this Proxy Statement properly comes before the Annual Meeting, the proxy holders named in the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment. As of the date of this Proxy Statement, AsiaInfo is not aware of any other matter that might be presented at the Annual Meeting.

Each share of common stock outstanding on the record date is entitled to one vote. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the record date, present in person or represented by proxy. Stockholders may withhold authority to vote for one or more of the nominees for director and may abstain on one or more of the other matters that may come before the Annual Meeting. The inspector of election appointed for the Annual Meeting will determine the existence of a quorum and will tabulate the votes cast at the Annual Meeting. Broker “non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will not be counted in determining the number of votes cast with respect to a proposal. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted by AsiaInfo as present at the Annual Meeting. Abstentions will also be counted by AsiaInfo in determining the total number of votes cast with respect to a proposal (other than the election of directors). If, however, a quorum shall not be present or represented, the stockholders present in person or represented by proxy shall have the power to adjourn the Annual Meeting from time to time, without notice other than announcement at the Annual Meeting until a quorum shall be present or represented. If a broker indicates on a proxy that such broker does not have discretionary authority to vote on a particular matter, under applicable Delaware law those shares will be counted as present for purposes of determining the presence of a quorum, but will not be counted as votes cast on the matter and will have no effect on the outcome of the vote on such matter.

The cost of soliciting proxies will be borne by AsiaInfo. Proxies may be solicited by certain of AsiaInfo’s directors, officers and employees, without additional compensation, in person or by telephone, email or facsimile. In addition, AsiaInfo has retained Morrow & Co., Inc. to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $5,500 plus reasonable out-of-pocket costs and expenses. In addition, AsiaInfo may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

MATTERS TO BE CONSIDERED AT

THE ANNUAL MEETING

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

General

The Bylaws of AsiaInfo provide that the authorized number of directors shall be no less than three nor more than ten directors. There are presently eight directors of AsiaInfo, divided into three classes: Class I, Class II and Class III. Each class has a three-year term. The Class I Directors are Messrs. James Ding and Yungang Lu, the Class II Directors are Messrs. Steve Zhang, Tom Manning and Tao Long, and the Class III Directors are Messrs. Edward Tian, Davin A. Mackenzie and Qingtong Zhou. At the Annual Meeting, the stockholders will vote on the election of two Class I Directors to serve for three-year terms until the 2012 annual meeting of stockholders. The Class II Directors will hold office until our 2010 annual meeting of stockholders and the Class III Directors will hold office until our 2011 annual meeting of stockholders. All directors will hold office until the annual meeting of stockholders at which their terms expire and the election and qualification of their successors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, all of whom are presently AsiaInfo directors. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, although we know of no reason to anticipate that this will occur, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. If stockholders properly nominate persons other than AsiaInfo’s nominees for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of AsiaInfo’s nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. There are no family relationships among any of our directors or executive officers.

Nominees for Class I Directors

Certain information regarding the nominees is set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
James Ding	43	Chairman of AsiaInfo Holdings, Inc.	1993
Yungang Lu	45	Managing Director of APAC Capital Advisor Limited	2004

James Ding has served as the Chairman of our Board since April 1, 2003 and has served as a member of our Board of Directors since our inception. Mr. Ding is currently a general partner of GSR Ventures, a position he has held since June 2005. He has also served as Chairman of the Board of United ITV, Inc. since September 2004 and as an independent director of Baidu.com, Inc. since August 2005. He served as our Chief Executive Officer from May 1999 until April 2003. He was also our Senior Vice President for Business Development and Chief Technology Officer from 1997 to 1999. Prior to that, from 1993 to 1997, Mr. Ding was our Senior Vice President and Chief Technology Officer. Mr. Ding received an M.S. in Information Science from the University of California, Los Angeles in 1990. Mr. Ding is also a graduate of the Executive Program of Haas Business School at the University of California, Berkeley.

Yungang Lu has served as a member of our Board of Directors since July 2004. Mr. Lu is now Managing Director of APAC Capital Advisors Limited, an investment manager based in Hong Kong. Mr. Lu also serves as a director of the following listed companies: China Techfaith Wireless Communication Technology Ltd., Spreadtrum Communications Inc., Enerchina Holdings Ltd., and Kasen International Holdings. Prior to APAC, Mr. Lu was a research analyst with Credit Suisse First Boston (Hong Kong) during 1998-2004, where his last position was as the head of China Research. Before moving to Credit Suisse First Boston, he worked as an equity analyst focused on regional infrastructure at JP Morgan Securities Asia in Hong Kong. Mr. Lu received a B.S. degree in Biology from Beijing University, an M.S. in Biochemistry from Brigham Young University and a Ph.D. in Finance from the University of California, Los Angeles.

Vote Required

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, assuming a quorum is present. Abstentions and broker non-votes have no effect on the vote. Stockholders do not have cumulative voting rights in the election of Directors.

Recommendation of the Board

The Board of Directors recommends that AsiaInfo stockholders vote “FOR” the election of the two Class I nominees listed above.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors consists of eight directors. In accordance with the current listing standards of The NASDAQ Stock Market, our Board of Directors, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. Our Board has determined that, with the exception of James Ding and Steve Zhang, all of its members are “independent directors,” using the definition of that term in the listing standards of The NASDAQ Stock Market. The Board has also determined that Anders Cheung, who served as a director until October 28, 2008, was not independent at the time he served as a director and Yichen Zhang, who served as a director until December 25, 2008, was independent at the time he served as a director. In making these determinations, the Board has concluded that none of those members has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Executive Session

The independent members of our Board of Directors meet in executive session (without the participation of executive officers or other non-independent directors) at least two times each year, after a regularly scheduled Board meeting, and at any other time requested by any independent director. The Chairman of the Board, provided he or she is an independent director, is responsible for calling and presiding over executive sessions. To the extent that the Chairman of the Board is not an independent director, those responsibilities are carried out by the Chairman of the Nominating and Corporate Governance Committee.

Committees and Meeting Attendance

Our Board of Directors held four regular meetings during the fiscal year ended December 31, 2008, and acted nine times by unanimous written consent.

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The three committees of the Board of Directors held meetings as follows:

•	the Audit Committee held five meetings (including one special meeting) and acted two times by unanimous written consent;

•	the Compensation Committee held one meeting and acted two times by unanimous written consent; and

•	the Nominating and Corporate Governance Committee acted one time by unanimous written consent.

In 2008, each director, with the exception of Mr. Qingtong Zhou, who replaced Mr. Anders Cheung as a Class III director in October 2008, attended 75% or more of the meetings of the Board and of the committees of the Board on which such director served during the period for which he was a director or committee member.

Our Bylaws provide that the Chairman of the Board shall preside at all meetings of the stockholders. Otherwise, we have no requirements for our directors to attend our Annual Meeting. Steve Zhang attended the 2008 annual meeting of stockholders.

Committee Composition

The following table provides the current membership of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of these committees is an “independent director”, using the definition of that term in the listing standards of The NASDAQ Stock Market.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Yungang Lu	Davin A. Mackenzie	Tao Long
Tao Long	Tom Manning	Yungang Lu
Davin A. Mackenzie	Edward Tian	Tom Manning

Audit Committee. The Audit Committee currently consists of Messrs. Lu (Chair), Long and Mackenzie. The Audit Committee falls within the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act. In addition to meeting The NASDAQ Stock Market’s tests for director independence, directors on our Audit Committee must meet two basic criteria set forth in the rules promulgated by the Securities and Exchange Commission, or SEC. First, Audit Committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from AsiaInfo or an affiliate of AsiaInfo, other than in the member’s capacity as a member of the Board of Directors and any Board committee. Second, a member of our Audit Committee may not be an affiliated person of AsiaInfo or any subsidiary of AsiaInfo apart from his or her capacity as a member of the Board and any Board committee. The Board of Directors has determined that each member of the Audit Committee meets these independence requirements, in addition to the independence criteria established by The NASDAQ Stock Market. In addition, the Board has determined that each member of the Audit Committee is an “Audit Committee Financial Expert” as defined by the SEC in Item 407(d) of Regulation S-K. The Audit Committee’s primary duties and responsibilities include:

•

appointing and retaining our independent registered public accounting firm, approving all audit, review, and other services to be provided by our independent registered public accounting firm and determining the compensation to be paid for such services;

•	overseeing the integrity of our financial reporting process and systems of internal controls regarding accounting and finance;

•	overseeing the qualification, independence, and performance of our independent registered public accounting firm;

•	reviewing and, if appropriate, approving any related party transactions; and

•	monitoring compliance with legal and regulatory requirements.

Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Investor Relations section of our website at www.asiainfo.com. For more information on our Audit Committee, please see the discussion below under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee currently consists of Messrs. Mackenzie (Chair), Tian and Manning. The Compensation Committee administers AsiaInfo’s stock option plans and stock incentive plan and makes recommendations concerning salaries and incentive compensation for AsiaInfo’s employees (including officers). The Board has adopted a written charter for the Compensation Committee, a copy of which is attached as Appendix No. 1 to this Proxy Statement. For more information about our Compensation Committee, please see the discussion below under the heading “Compensation Committee Report.”

Nominating and Corporate Governance Committee. Messrs. Yichen Zhang (Chair), Lu and Manning served as members of the Nominating and Corporate Governance Committee, or Governance Committee, during 2008, until December 25, 2008. On December 25, 2008, Mr. Zhang resigned as a member of our Board of Directors. At our regular Board meeting on February 9, 2009, the Board appointed Mr. Tao Long to replace Mr. Zhang as Chair of the Governance Committee. The Governance Committee currently consists of Messrs. Long (Chair), Lu and Manning. The Governance Committee makes recommendations to the Board regarding the nomination of candidates to stand for election or re-election as members of the Board, evaluates the Board’s performance, provides oversight of corporate governance and ethical standards and establishes and administers Board committee member compensation policy. The Board has adopted a written charter for the Governance Committee, a copy of which is attached as Appendix No. 2 to this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

Messrs. Mackenzie, Tian and Manning served as members of the Compensation Committee during 2008. Neither of Messrs. Mackenzie or Manning has been an officer or employee of AsiaInfo. Dr. Tian co-founded AsiaInfo in 1993 and served as AsiaInfo’s President through May 1999. During 2008, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. No member of the Compensation Committee served as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee during 2008.

Steve Zhang, our President, Chief Executive Officer and a member of the Board, participates in the discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except that Mr. Zhang is excluded from discussions regarding his own salary and incentive compensation.

Director Nomination

We have adopted Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. The Corporate Governance Guidelines set out our director nomination process. A copy of our Corporate Governance Guidelines is available on the Investor Relations section of our website at www.asiainfo.com.

The Governance Committee annually evaluates the Board and its committees, and the needs of the Board for various skills, experience, expected contributions and other characteristics, in determining the director candidates to be nominated at the annual meeting. The Governance Committee will evaluate candidates for directors proposed by directors, stockholders or management in light of the Committee’s views of the current needs of the Board for certain skills, experience or other characteristics, the candidate’s background, skills, experience, other characteristics and expected contributions and the qualification standards established from time to time by the Governance Committee. If the Governance Committee believes that the Board requires additional candidates for nomination, the Governance Committee may engage, as appropriate, a third-party search firm to assist in identifying qualified candidates. The Governance Committee will also consider candidates for Board membership proposed by stockholders. Any such proposals should be made in writing to AsiaInfo Holdings, Inc., 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, PRC, Attention: Legal Department. All nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee. In making the determinations regarding nominations of directors, the Governance Committee may take into account the benefits of diverse viewpoints as well as the benefits of a constructive working relationship among directors.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our officers, directors and employees. The most recent version is available on the Investor Relations section of our website at www.asiainfo.com. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by applicable law.

Communications by Stockholders with Directors

Stockholders may communicate with any and all of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board

or Board of Directors

c/o Corporate Secretary

AsiaInfo Holdings, Inc.

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 100086, China

Fax: +8610 8216 6655 or

Email Address: shanhua@asiainfo.com

Our Corporate Secretary maintains a log of such communications and transmits as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communications, as determined by the Corporate Secretary. The Board or individual directors so addressed shall be advised of any communication withheld for safety or security reasons as soon as practicable. The Corporate Secretary shall relay all communications to directors absent safety or security issues.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Our Board of Directors has selected the firm of Deloitte Touche Tohmatsu as AsiaInfo’s independent registered public accounting firm to audit the consolidated financial statements and internal control over financial reporting of AsiaInfo for the fiscal year ending December 31, 2009, and recommends that stockholders vote for ratification of this appointment. Deloitte Touche Tohmatsu has audited AsiaInfo’s financial statements since our inception in 1993.

Stockholder ratification of the selection of Deloitte Touche Tohmatsu as AsiaInfo’s independent registered public accounting firm is not required by AsiaInfo’s Bylaws or otherwise. However, the Board is submitting the selection of Deloitte Touche Tohmatsu to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of AsiaInfo and its stockholders. Representatives of Deloitte Touche Tohmatsu are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following discussion describes the fees billed by Deloitte Touch Tohmatsu for services rendered on behalf of AsiaInfo during 2007 and 2008. For additional information on the types of fees discussed below, and the Audit Committee’s pre-approval procedures, please see the discussion below under the heading “Audit Committee Report.”

Audit Fees

The aggregate fees billed by Deloitte Touche Tohmatsu for the fiscal years ended December 31, 2008 and December 31, 2007 were approximately $1,358,000 and $1,089,000, respectively. Services provided include professional services rendered for the audit of AsiaInfo’s consolidated financial statements included in our Annual Report on Form 10-K, audit of our internal control over financial reporting, reviews of the condensed consolidated financial information included in our Quarterly Reports on Form 10-Q and professional services rendered in connection with our filing of registration statements.

Audit-Related Fees

Deloitte Touche Tohmatsu billed no audit-related services fees for the fiscal years ended December 31, 2008 and December 31, 2007.

Tax Fees

The aggregate fees billed by Deloitte Touche Tohmatsu for professional services for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2008 and December 31, 2007 were approximately $130,591 and $107,859, respectively.

All Other Fees

Deloitte Touche Tohmatsu did not bill any fees for any other services for either of the last two fiscal years.

Vote Required and Recommendation of the Board

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of all outstanding shares of our common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board recommends that the stockholders vote “FOR” the ratification of the appointment of Deloitte Touche Tohmatsu as AsiaInfo’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

MANAGEMENT

Executive Officers

The following table sets forth certain information with respect to our current directors and our executive officers:

Board of Directors	Age	Position
James Ding	43	Chairman of the Board and Board Member
Steve Zhang	45	President, Chief Executive Officer and Board Member
Tao Long	56	Board Member
Yungang Lu	45	Board Member
Davin A. Mackenzie	48	Board Member
Tom Manning	53	Board Member
Edward Tian	45	Board Member
Qingtong Zhou	35	Board Member

Executive Officers	Age	Position
Steve Zhang	45	President and Chief Executive Officer
Wei Li	40	Vice President and Chief Financial Officer
Feng Liu	37	Vice President and General Manager of Research & Development of AsiaInfo Technologies Division
Jian Qi	48	President and Chief Executive Officer of Lenovo-AsiaInfo Division
Yinhu Zhang	47	Vice President and General Manager of Human Resources & Administration

For biographical summaries of James Ding and Yungang Lu, please see the section headed “Election of Directors” beginning on page 4 of this Proxy Statement.

Steve Zhang has been our President and Chief Executive Officer, as well as a member of our Board of Directors, since May 2005. Mr. Zhang joined AsiaInfo in December 1999 as Vice President for Software and went on to hold several prominent positions with us, including head of our Software Products Strategic Business Unit, General Manager of our Operations Support Systems Strategic Unit, as well as Chief Technology Officer and Acting General Manager of our China Mobile Customer Account. Most recently, Mr. Zhang served as President and CEO of AsiaInfo Technologies, a wholly-owned subsidiary of AsiaInfo. During the ten years before he joined AsiaInfo, Mr. Zhang worked for several information technology companies in Silicon Valley, including Blue Martini Software, Inc., Hyperion Solutions, Inc., Arbor Software, Versant Object Technology, Inc. and Sun Microsystems. Mr. Zhang received an M.S. in Computer Sciences from Rice University and a Doctorate in Information Science from the University of Pisa, Italy.

Tao Long has served as a member of our Board since January 2003. He founded and has served as Chairman of Beijing Investment Consultants, Inc. since 1991. Mr. Long also worked for KPMG LLP as an auditor from 1987 to 1989. Mr. Long has been an Associate Professor at Central University of Finance & Economics since 1992. Mr. Long received an M.S. in Accounting from the Institute of Public Finance Science Research of the Ministry of Finance in 1985 and a Bachelor of Economics degree in Planning and Statistics from Inner Mongolia University in 1982.

Davin A. Mackenzie has served as a member of our Board of Directors since August 2004. Mr. Mackenzie is currently the Managing Director and Beijing Representative of Arctic Capital Limited, a private equity firm. Previously he was with Peak Capital, a boutique private equity firm focused on China. Prior to his joining Peak Capital, Mr. Mackenzie served for seven years with the International Finance Corporation, the private sector arm of the World Bank, including four years as the Country Manager for China and Mongolia. Mr. Mackenzie also served as a senior associate at Mercer Management Consultants in Washington, D. C, and as a manager in the Taipei branch of the First National Bank of Boston in Taiwan. Mr. Mackenzie is a graduate of Dartmouth College with a B.A in Government. He received an M. A. in International Studies and an M.B.A at the University of Pennsylvania. Mr. Mackenzie has also completed the World Bank Executive Development Program at Harvard Business School in Boston, Massachusetts.

Tom Manning has been a member of our Board of Directors since October 2005. Mr. Manning currently serves as Chairman of China Board Directors Limited, a board advisory firm based in Hong Kong, and as Chief Executive Officer of Indachin Limited, a venture management firm based in Hong Kong. He also serves as an independent director of Bank of Communications, an Hong Kong Stock Exchange (HKSE) listed company which is the fifth largest bank in China, as an independent director of Gome Electrical Appliances Company, one of the largest retailers in China and an HKSE-listed company, and as a director of several private enterprises in China. Mr. Manning previously served as a director of Bain & Company where he was also a member of Bain’s China Board and head of Bain’s information technology strategy practice in Silicon Valley and Asia. Prior to commencing employment with Bain, Mr. Manning was Global Managing Director of the Strategy & Technology Business of Capgemini, Chief Executive Officer of Capgemini Asia Pacific and Chief Executive Officer of Ernst & Young Consulting Asia Pacific, where he led the development of consulting and IT service and outsourcing businesses across Asia. Mr. Manning received a B.A. in East Asian Studies with honors from Harvard University and an M.B.A from Stanford University.

Edward Tian has served as a member of our Board of Directors since our inception. Dr. Tian is currently the founder and Chairman of China Broadband Capital Partners, L.P. Dr. Tian has also served as an Independent Director of MasterCard International since April 2006, a Senior Advisor of Kohlberg Kravis Roberts & Co. since November 2006, an Independent Director of Lenovo Group Limited since August, 2007 and an Independent Director of Taikang Life Insurance Company Limited since July 2008. From April 2002 to May 2006, he served as Chief Executive Officer of China Netcom (Group) Company Limited (formerly known as China Netcom Corporation Ltd.) and Vice President of China Network Communication Group Corporation. His other directorships include serving as a Director of China Netcom Group between 2001 and May 2006 and Vice Chairman of PCCW Limited from 2005 to 2007. Prior to joining China Netcom Group in 2002, Dr. Tian and James Ding co-founded AsiaInfo in Dallas, Texas in 1993 and Dr. Tian served as AsiaInfo’s President through May 1999. Dr. Tian received a Master of Science degree from the Graduate School of the Chinese Academy of Science in Beijing and a Ph.D. in Environmental Management from Texas Tech University.

Qingtong Zhou has been a member of our Board of Directors since October 2008. Mr. Zhou currently serves as the Chief Financial Officer of Greater China & Russia for Lenovo Group Limited, or Lenovo, where he is responsible for various corporate finance issues including financial planning, accounting, treasury, tax, as well as finance-related business transformation. Prior to joining Lenovo, Mr. Zhou worked for Bain & Company, a global management consulting firm, and two other IT companies. Mr. Zhou received his master’s degree in Business Administration from the University of Chicago and master’s and bachelor’s degrees in Engineering from Tsinghua University in Beijing.

Wei Li has been Chief Financial Officer of AsiaInfo since January 19, 2009. Ms. Li previously served as the Chief Financial Officer of Sony Ericsson China in Beijing. From 2003 to 2007, Ms. Li served in various roles at Dell Inc. in both China and the United States. Ms. Li holds a Master of Business Administration from The Wharton School at the University of Pennsylvania, a Master of Science in accounting from the American University Kogod School of Business and a Bachelor of Science in economics from Shanghai Jiao Tong University. Ms. Li has been a Certified Public Account in the state of Maryland since 1997.

Feng Liu has been Vice President of our AsiaInfo Technologies Division and General Manager of the division’s research and development department since June 2005. Prior to that, from 1996 to 2005, he was our Chief Director of Software Development and the Assistant General Manager of our research and development department, responsible for the development and design of several of our core software products. Mr. Liu received a B.S. in Engineering Mechanics from Tsinghua University in 1995.

Jian Qi has been President and Chief Executive Officer of our Lenovo-AsiaInfo Division since January 2006. Prior to that, beginning in 2000, he served as Vice President of our AsiaInfo Technologies Division and General Manager of our China Unicom Business Unit. Mr. Qi joined AsiaInfo in 1995 as an engineer and, in 1999, was promoted to Vice President, Sales for the Northern China region. Mr. Qi graduated from the Communication Engineering Institute of China’s People’s Liberation Army.

Yinhu Zhang has served as our Vice President and General Manager of Human Resource and Administration since August 2004. Prior to that, since the commencement of his employment with AsiaInfo in 2000, Mr. Zhang served as our Director of Human Resources and Organizational Development. His responsibilities include human resources management, organizational development, corporate culture building and administration. Prior to joining AsiaInfo, from 1995 to 2000, Mr. Zhang served as the Human Resource Manager of Nortel Networks China. Mr. Zhang also spent three years as the Human Resource Manager at Beijing Foreign Enterprise Service Corporation, or FESCO, in Beijing, China. Mr. Zhang received a Bi-Bachelors degree in Laws and Arts from Peking University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of those policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the detailed information presented in the tables below under the heading “Compensation Paid to Named Executive Officers.” The tables that you find in this Proxy Statement contain specific information about the compensation earned or paid in 2006, 2007 and 2008 to the following individuals, including our Chief Executive Officer, our former Chief Financial Officer who resigned on January 19, 2009, and our three other most highly-compensated executive officers, whom we also refer to as our “named executive officers”:

•	Steve Zhang, President and Chief Executive Officer

•	Eileen Chu, Former Vice President and Chief Financial Officer

•	Yinhu Zhang, Vice President and General Manager of Human Resources and Administration

•	Jian Qi, President and Chief Executive Officer—Lenovo-AsiaInfo Division

•	Feng Liu, Vice President and General Manager of Research and Development—AsiaInfo Technologies Division

Overview of Compensation Program

The Compensation Committee of our Board has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy and objectives. The Compensation Committee is responsible for ensuring that the total compensation paid to our executive officers is fair, reasonable and competitive. Our compensation decisions with respect to executive officer salaries, annual incentives and long-term incentive opportunities are influenced by (a) the officer’s level of responsibility and function; (b) the overall financial performance of AsiaInfo and, in some cases, the officer’s business unit; and (c) our assessment of the competitive marketplace, including other peer companies.

Compensation Philosophy and Objectives

All of our compensation programs, including our executive compensation programs, are designed to attract and retain key employees in the highly competitive information technology software and services marketplace in China. Our executive compensation programs are also designed to motivate our executives to achieve and reward them for superior performance in attaining corporate and individual objectives that create stockholder value. Different programs, including both cash and stock-based compensation, are geared toward short and long-term performance, respectively, with the goal of aligning employee interests with stockholder interests and increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and creating an environment of goals, reward and expectations. Finally, we endeavor to ensure that our compensation programs are viewed as fundamentally fair to our stockholders.

Compensation Programs and Process

Elements of compensation for our named executive officers include base salary, non-equity incentive compensation, long-term equity incentive rewards, health, disability and life insurance and certain other perquisites. We use salary as the base amount necessary to match our competitors for executive talent. We utilize cash incentive payments to reward performance achievements over the course of a one-year horizon and we use equity incentive awards to reward long-term performance, with excellent corporate performance and extended tenure producing potentially significant value for our named executive officers. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value, and encourages executive recruitment and retention.

The Compensation Committee is responsible for establishing, implementing and monitoring the compensation of our named executive officers. The Compensation Committee meets outside the presence of all executive officers, including the named executive officers, to consider appropriate compensation for our Chief Executive Officer, or CEO. The Compensation Committee conducts its analysis with input from our Human Resources department, or HR, which receives comparative salary data generated from participation in annual benchmarking compensation surveys, or the Salary Surveys, administered by Mercer Human Resource Consulting LLC, or Mercer, and Taihe Business Management Consulting Co. Ltd., or Taihe, each of which are independent consulting firms.

When making compensation decisions, the Compensation Committee analyzes the dollar amount of each component of the executive officer’s compensation, including current cash compensation (base salary and non-equity plan incentive compensation), long-term equity incentive program compensation, and any other compensation.

Steve Zhang, our CEO, is responsible for conducting an annual review of each other named executive officer’s performance and recommending the appropriate base salary and other forms of compensation for such officer to the Compensation Committee. Mr. Zhang receives base salary recommendations from our HR department based on the Salary Surveys described above. In addition, Mr. Zhang recommends annual performance milestones, for each other named executive officer for the purpose of determining annual non-equity incentive compensation. Finally, Mr. Zhang recommends to the Compensation Committee the number of equity awards to be granted to each other named executive officer as long-term equity compensation.

Mr. Zhang’s base salary is set by our Compensation Committee, which analyzes the Salary Surveys to ensure that his pay is competitive. Our Compensation Committee also determines Mr. Zhang’s equity and non-equity incentive compensation based on corporate performance milestones which are set by the Compensation Committee. Finally, the Compensation Committee grants long-term equity awards to Mr. Zhang and considers Mr. Zhang’s recommendations for long term equity awards to other named executive officers.

Except as set forth below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, or between cash and non-cash compensation. However, our philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to AsiaInfo. In general, we typically make a greater percentage of an employee’s compensation performance-based as he or she becomes more senior. We attempt to keep cash compensation to the minimum competitive level while providing the opportunity to be well rewarded through equity if AsiaInfo performs well over time.

We choose to pay each element of compensation in order to attract and retain necessary talent, reward annual performance (on an individual, business unit and enterprise-wide basis) and provide incentives for achieving long-term strategic goals as well as short-term objectives. The amount of each element of compensation is determined by our Compensation Committee in consultation with our CEO with respect to the other named executive officers, and, with respect to the CEO, by our Compensation Committee. Compensation decisions for all named executive officers take into account the following factors:

•	Performance against corporate and individual objectives for the previous year;

•	Value of skills and capabilities to support our long-term performance;

•	Performance of general management responsibilities; and

•	Contribution as a member of our executive management team.

Base Salary

Base salary levels for our named executive officers are intended to compensate executives competitively within the information technology marketplace in China. Base salary rewards core competence in an executive role relative to an officer’s skills, experience and contributions to our business. Base salaries are determined on an individual basis by evaluating each executive officer’s scope of responsibility, past performance, and data on prevailing compensation levels in an appropriate market comparison group. Each year our Human Resources department participates in two salary surveys, which collect compensation data, including base salary statistics, from “peer” companies in the IT, software and telecommunications industries. The survey conducted by Taihe covers Chinese companies in the IT industry (including, for example, Lenovo, Digital China, Sohu, Sina, Tom Online, UT Starcom, Datang Mobile, ZTE Corporation and TCL), while the participants in the Mercer survey are primarily Chinese subsidiaries of foreign-owned businesses (and include, for example, BEA, Cisco Systems, EMC Beijing, HP Beijing, IBM Beijing, Motorola Beijing, NCR Beijing and Microsoft Beijing). We generally receive results from the Salary Surveys during the second quarter of each year and begin to analyze base salary adjustments at that time. Assuming that a named executive officer has achieved satisfactory individual performance, our general approach is to compensate named executive officers at or near (a) the 50th percentile of salaries of executives with similar roles at comparable companies that participate in the Mercer Salary Survey, and (b) the 80th or 90th percentile of salaries of executives with similar roles at comparable companies that participate in the Taihe Salary Survey. We use a lower percentile benchmark when analyzing the Mercer Salary Survey, in general, because the base salaries paid to executives at foreign-owned companies are substantially higher than those paid to their counterparts at Chinese-owned companies. We believe that these percentile benchmarks for base salaries, in combination with the other elements of compensation discussed below, provide the minimum cash compensation level that would allow us to attract and retain talented officers. We believe that, given the industry in which we operate and the corporate culture that we have created, base compensation at this level is sufficient to retain our existing named executive officers and to hire new executive officers when and as required.

After considering job performance and marketplace competitiveness, the base salaries of our named executive officers for 2008 were changed from those in effect at the end of fiscal year 2007. The salary levels fixed in 2008 for our named executive officers are reflected in the “Summary Compensation Table” below. We believe that the base salary paid to our named executive officers during 2008 achieves our objectives, compares favorably to our peer group and is within our target of providing a base salary at the market median (with respect to international competitors) and at the higher range of the market with respect to our Chinese competitors.

Non-Equity Incentive Compensation

In 2008 we adopted various non-equity incentive compensation programs, also referred to as ICPs, which are designed to reward our named executive officers with an opportunity to earn annual cash bonuses based on both AsiaInfo’s achievement of certain pre-established performance goals as well as the performance of the individual named executive officer’s functional business unit or department, as the case may be. We anticipate that we will continue to establish similar ICPs on an annual basis for succeeding years. The goals for our company-wide and individual measures are established so that target attainment is not assured under any ICP. The attainment of payment for performance at target or above requires significant effort on the part of our executives. Details on how payments were calculated under these plans in 2008 for our named executive officers are set forth below. While we do not target annual bonus opportunities at any particular percentage of total compensation, we target bonuses for our named executive officers at 25%-43% of base salary.

For 2008, the Compensation Committee determined, with input from our HR department, to base our CEO’s incentive compensation on our achievement of Board-established targets for net revenue and operating profits. These financial goals were set by our Board in January 2008. The Compensation Committee believes that net revenues are an appropriate measure of our overall growth while operating profit is a valid indicator of cost-effectiveness. Both of these elements are weighted equally in determining Mr. Zhang’s incentive compensation for 2008. We first determine our percentage achievement for each financial target and then multiply the aggregate achievement percentage by Mr. Zhang’s target incentive compensation, which, for 2008, is equal to 42.8% of his base salary. No incentive compensation is payable to Mr. Zhang if the aggregate achievement percentage for these two performance goals falls below 75%.

Our named executive officers, other than our CEO, received non-equity incentive compensation awards pursuant to the following ICPs, each of which was established in January of 2008:

•

The 2008 Employee Incentive Program of AsiaInfo’s Functional Departments, or the 2008 EIP, governs non-equity incentive compensation for our former Chief Financial Officer (Eileen Chu) and our Vice President and General Manager of HR & Administration (Yinhu Zhang). Awards under the 2008 EIP are payable based on the following equally-weighted factors: (i) AsiaInfo’s achievement of targets for net income and operating profits, which goals were set by our Board in January 2008, and (ii) the applicable functional department’s satisfaction of certain performance measures which were established by our CEO in early 2008. These non-financial objectives may change from year to year as our business and departmental priorities evolve. Our CEO determined all incentive compensation payable under the 2008 EIP to Ms. Chu and Mr. Yinhu Zhang. In order to determine incentive compensation payable under the 2008 EIP, the target realization bonus for all employees of an individual functional department, which equals 25% of such employees’ aggregate base salaries, is multiplied by that department’s aggregate achievement percentage of all of its goals. No incentive compensation is payable to any member of a functional department if the department’s overall achievement percentage is below 75%. Achievement percentages are calculated based on the overall achievement of our net income and operating profit targets, as well as the achievement of comparable targets within the employee’s department. The bonus pool allocable to a department is then further allocated among individual employees by the head of each department, and our CEO determines the amount allocable to each individual department head.

•

The 2008 AsiaInfo Performance Incentive Plan (Non-Sales), or the 2008 PIP, establishes the incentive pay components for one of our named executive officers, Feng Liu. Under the 2008 PIP, various business unit and functional heads are awarded incentive cash compensation based upon (i) a 20% weighting accorded to AsiaInfo’s achievement of certain net income and marginal profit targets, which goals were set by our Board in January 2008, and (ii) an 80% weighting accorded to the achievement of certain performance goals, which are, in the case of the research and development department, or the R&D Department, largely measured by contribution to various business units. The contribution of the R&D Department to the customer-focused business units within our AsiaInfo Technologies division is, in turn measured by considering the achievement of performance goals by those units in combination with the percentage of R&D cost allocable to those business units. Because our R&D Department plays such a critical role in supporting these units, we believe that it is appropriate, in large part, to align incentive compensation for the R&D Department by looking at a combination of the success of each business unit that it contributes to and the amount of resources it devotes to that business unit. A bonus pool for the R&D Department is established by multiplying the overall achievement percentage of the department by a target incentive pool equal to 25% of all R&D employees’ base salaries, in the aggregate. No bonuses are payable if the R&D department’s achievement percentage is less than 75%. The resulting bonus pool allocable to the R&D Department is distributed to individual employees by the head of R&D, Mr. Liu. Our CEO determines the incentive compensation payable to Mr. Liu

•

The 2008 Lenovo Security Appraisal and Incentive Program, or the 2008 LIP, governs the incentive awards payable to certain executives, including Jian Qi, the President and Chief Executive Officer of our Lenovo-AsiaInfo division. Under the 2008 LIP, Mr. Qi received incentive payments based on three performance tests for the division, including net revenue, contribution profit of our Lenovo-AsiaInfo division, and days’ sales outstanding, with each target set by our Board in January 2008. While most of our other named executive officers have duties and responsibilities relating to all of AsiaInfo’s operations, Mr. Qi’s efforts are focused on our Lenovo-AsiaInfo division, and therefore we believe it is appropriate to base his bonus opportunities on performance goals relating to the results of that division. Mr. Qi’s target incentive compensation is approximately 43% of his base salary, and his bonus is derived by multiplying that target incentive figure by the overall achievement percentage for the Lenovo-AsiaInfo division for the three performance targets described above. Mr. Qi’s target incentive compensation reflects our policy of making incentive compensation a higher proportion of the total compensation package with respect to employees who head business divisions, as compared to employees who head functional departments.

•

All of our employees, including the named executive officers, are eligible to participate in the 2008 Profit Sharing Program, or the 2008 PSP. The 2008 PSP is designed to allow non-sales employees to share in the profits generated by the business units within the telecommunications division, as well as our training center, AsiaInfo Academy. To the extent that each of these units achieves its annual net income target, the excess difference between the actual marginal profit and the target profit of that business unit is divided between AsiaInfo Technologies and the business unit on a 70/30 basis. Upon approval of the Compensation Committee, ten percent of each business unit’s profit allocation is awarded to our CEO. The remainder of each business unit’s profit allocation is divided between that business unit (75%) for further distribution among its employees and our entire company (25%) for company-wide distribution by our CEO.

Long-Term Equity Incentive Program

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our equity compensation plans have been established and implemented to provide certain of our employees, including our named executive officers, with incentives to help align those employees’ interests with those of our stockholders. The Compensation Committee believes that this use of equity awards offers the best approach to achieving our compensation goals. We have not adopted stock ownership guidelines and our equity compensation plans have historically provided the principal method for our executive officers to acquire equity interests in AsiaInfo.

Before 2005, we generally provided long-term equity incentives to our named executive officers, and to other employees, through the grant of stock options under our stock option plans. Stock options were generally granted at an exercise price equal to 100% of the fair market value of our common stock on the date of grant, with a ten-year term and generally subject to a four-year vesting period. Stock options were generally granted to our named executive officers upon their acceptance of employment with AsiaInfo. In addition, the Compensation Committee generally granted stock options to our named executive officers at the beginning of each fiscal year, based on long term strategic and performance objectives and each executive officer’s anticipated contributions to AsiaInfo’s future performance. When determining the number of stock options to be awarded to an executive officer, the Compensation Committee considered the executive officer’s current contribution to AsiaInfo’s performance; the executive officer’s anticipated contribution in meeting AsiaInfo’s long-term strategic performance goals, and comparisons to formal and informal surveys of executive stock option grants made by similarly-situated information technology companies in China. Effective on October 24, 2005, the Compensation Committee approved the acceleration of vesting of approximately 2.2 million unvested stock options previously awarded to employees under AsiaInfo’s 2000 Stock Option Plan and 2002 Stock Option Plan. The primary purpose of the accelerated vesting was to enable us to avoid recognizing future compensation expense associated with the adoption of FASB Statement No. 123R, “Share-Based Payment,” or SFAS 123R, in 2006.

In 2005, pursuant to the AsiaInfo Holdings, Inc. 2005 Stock Incentive Plan, or the 2005 Incentive Plan, we began to implement a policy of granting restricted stock units, instead of stock options, to our directors, officers and employees.

On November 20, 2006, the Compensation Committee approved grants of performance-based restricted stock units, or PSUs, to key employees, managers and executive officers under the Incentive Plan. PSUs vest based on, and are allocated among, five different performance goals, and are, in some cases, also subject to certain holding periods. For a description of the vesting criteria of the PSUs, please see the discussion below under the heading “Terms of Outstanding Performance Stock Units.”

The purpose of PSUs is to create a direct and transparent link between compensation and management achievement of specific business performance targets. PSUs also serve to align the interests of our executives with those of our stockholders. Finally, the vesting of PSUs based on continued employment is designed to facilitate retention.

At AsiaInfo’s Annual Meeting of stockholders on April 22, 2008, the AsiaInfo Holdings, Inc. 2008 Stock Incentive Plan, or the 2008 Incentive Plan, was approved and ratified. The purpose of the 2008 Incentive Plan, which is administered by the Compensation Committee, is to enhance long-term stockholder value by offering opportunities to employees, directors, officers, consultants, agents, advisors and independent contractors of AsiaInfo and subsidiaries to participate in our growth and success, and to encourage them to remain in the service of AsiaInfo its our subsidiaries and to acquire and maintain stock ownership in AsiaInfo. Pursuant to the 2008 Incentive Plan, the Compensation Committee, as the plan administrator, has discretion over whether and to whom to grant awards.

The value and the terms of the PSUs granted to our named executive officers is reflected in the “Summary Compensation Table” and “Terms of Outstanding Performance Stock Units” below. Parts of the PSUs granted to named executive officers during 2006 have vested following the achievement of some business performance targets during 2008.

Pension Plan

Our employees in China are entitled to retirement benefits calculated with reference to their base salaries upon retirement and their length of service in accordance with a government managed benefits plan. The Chinese government is responsible for administering the benefits for these retired employees. We are required to make contributions to the state retirement plan at a rate of 10% to 22% of the monthly base salaries of our current employees.

For the benefit of our small number of employees who are citizens or lawful permanent residents of the United States, AsiaInfo has adopted a Simplified Employee Pension Plan, or the Pension Plan. The Pension Plan covers employees who have worked at AsiaInfo for at least six months. We make monthly contributions under the Pension Plan in an amount equal to 5% of each covered employee’s monthly salary. The contributions are tax deductible by AsiaInfo and are not taxable to the employees. Withdrawals are taxable as ordinary income, and withdrawals before age 59 1/2 may be subject to tax penalties.

In 2008, we contributed approximately $16,047 to the accounts of all employees covered by the Pension Plan. With respect to the named executive officers, we contributed approximately $8,298 on behalf of Steve Zhang.

Other Compensation

AsiaInfo’s named executive officers are also eligible to participate in benefits programs generally available to other employees, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance. Other benefits provided to certain executive officers during 2008 include housing allowances, educational allowances for children, and home-visit allowances.

As part of our compensation program, AsiaInfo has entered into agreements with, Steve Zhang, Eileen Chu, Wei Li and Jian Qi pursuant to which they may be entitled to receive severance benefits upon the occurrence of certain enumerated events following a change in control. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes to the executive’s terms and conditions of employment. See “Potential Payment Upon Termination or Change in Control” below for a more detailed description. AsiaInfo believes that this structure will help (i) assure the executive’s full attention and dedication to AsiaInfo, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control; (ii) assure the executives’ objectivity in fulfilling the interests of stockholders; (iii) assure the executives of fair treatment in case of involuntary termination following a change in control; and (iv) maintain our ability to attract and retain key talent during uncertain times.

Tax and Accounting Implications

Policy Regarding Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code, or the IRC, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer, chief financial officer or any of the three most highly compensated executive officers. Certain performance-based compensation, however, is exempt from the deduction limit. The Compensation Committee has considered the potential impact of Section 162(m) of the IRC on the compensation paid to AsiaInfo’s executive officers. It is the Compensation Committee’s intention that, so long as it is consistent with its overall compensation objectives and philosophy, executive compensation will be deductible for federal income tax purposes. Awards issued under AsiaInfo’s stock incentive plans (including stock options, restricted stock units and performance stock units) have been structured so that any taxable compensation derived pursuant to the exercise of options granted under such plans should not be subject to these deductibility limitations.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, AsiaInfo began accounting for stock-based payments in accordance with the requirements of FAS 123(R), which requires us to estimate and record an expense over the service period of the award.

Compensation Paid to Named Executive Officers

The following table sets forth information concerning the compensation earned for services rendered to AsiaInfo by each of the named executive officers of AsiaInfo for the fiscal years ended December 31, 2006, 2007 and 2008, respectively:

SUMMARY COMPENSATION TABLE(1)

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Non-Equity Incentive Compensation ($)(3)		All Other Compensation ($)(4)		Total ($)(5)
Steve Zhang, President and Chief Executive Officer	2008 2007 2006	202,149 177,422 160,000	561,881 617,565 150,177	— 274,175 222,091	(6)	104,183 91,325 87,450	(7) (8)	868,213 1,160,487 619,718

Eileen Chu(9), Former Vice President and Chief Financial Officer	2008 2007	114,641 103,222	82,618 92,501	— 46,559	(10)	16,928 11,617	(11)	214,187 253,899

Yinhu Zhang, Vice President and General Manager of HR & Admin.	2008 2007 2006	72,872 66,237 61,961	85,851 94,772 19,989	— 26,930 23,814	(12)	27,267 39,388 43,303	(13)	185,990 227,327 149,067

Jian Qi, President and Chief Executive Officer of Lenovo-AsiaInfo Division	2008 2007 2006	89,606 80,652 75,446	92,979 102,261 24,363	— 53,842 40,340	(14)	17,005 17,438 16,950		199,590 254,193 157,099

Feng Liu, Vice President and General Manager of R&D of AsiaInfo Technologies Division	2008 2007 2006	88,978 80,087 74,916	114,062 121,847 30,045	— 65,729 58,909	(15)	8,038 9,763 16,423		211,078 277,426 180,293

(1)

For 2006, all cash compensation payments, except Steve Zhang’s, are RMB denominated and have been converted to the U.S. dollar at the exchange rate of U.S.$1.00=RMB7.8087, the exchange rate quoted by Federal Reserve Bank of New York as of December 31, 2006. For 2007, all cash compensation payments are RMB denominated and have been converted to the U.S. dollar at the exchange rate of U.S.$1.00=RMB7.2946, the exchange rate quoted by Federal Reserve Bank of New York as of

December 31, 2007. For 2008, all cash compensation payments are RMB denominated and have been converted to the U.S. dollar at the exchange rate of U.S. $1.00=RMB6.8225, the exchange rate quoted by Federal Reserve Bank of New York as of December 31, 2008. Any year-to-year increases in compensation may be fully or partially attributed to the appreciation of the RMB against the U.S. dollar.

(2)	The amounts in this column represent the dollar amounts recognized for financial reporting purposes in 2006, 2007 and 2008 in accordance with FAS 123(R). For information on the model and assumptions used to calculate the compensation costs, see Note 21 to the audited consolidated financial statements in our Form 10-K for the year ended December 31, 2008.

(3)	The amounts in this column represent total performance-based compensation earned for services rendered during 2006 and 2007. The performance-based compensation earned in 2008 will be calculated in March 2009 and will be paid in April 2009.

(4)	The amounts in this column include contributions by AsiaInfo for pension, life insurance, and health insurance benefits, housing allowance, home visit allowance, children’s education expenses and dining allowance.

(5)	The amounts in this column for each named executive officer represent the sum of all compensation reflected in the preceding columns.

(6)	Includes $46,456 in non-equity compensation determined by the Compensation Committee and $227,719 under the 2007 PSP.

(7)	Includes $29,127 for housing allowance and $48,750 for children’s education expenses.

(8)	Includes $24,000 for housing allowance and $ 43,051 for children’s education expenses.

(9)	Ms. Eileen Chu was appointed as our Vice President and Chief Financial Officer, effective as of January 1, 2007. Ms. Chu resigned from that position on January 19, 2009. Ms. Wei Li replaced Ms. Chu as Vice President and Chief Financial Officer of AsiaInfo effective as of January 19, 2009.

(10)	Includes $25,996 under the 2007 EIP and $ 20,563 under the 2007 PSP. See “Executive Compensation—Compensation Discussion and Analysis,” above.

(11)	Includes $10,559 for housing allowance.

(12)	Includes $16,648 under the 2007 EIP and $ 10,282 under the 2007 PSP. See “Executive Compensation—Compensation Discussion and Analysis,” above.

(13)	Includes $24,000 for housing allowance.

(14)	Includes $53,842 under the 2007 LIP. See “Executive Compensation – Compensation Discussion and Analysis,” above.

(15)	Includes $20,490 under the 2007 PIP and $45,239 under the 2007 PSP. See “Executive Compensation—Compensation Discussion and Analysis,” above.

Agreements with Named Executive Officers

Steve Zhang. On December 8, 2007, we entered into a two-year Employment Contract and a Confidentiality and Non-Competition Agreement with our current Chief Executive Officer, Steve Zhang. Consistent with the terms of the Employment Contract, Mr. Zhang will receive an annual base salary of $202,149. On April 1, 2004, we entered into a Master Executive Employment Agreement and a Change-of-Control Severance Agreement with Mr. Zhang. Pursuant to the Change-of-Control Severance Agreement with Mr. Zhang, if we terminate Mr. Zhang’s employment without cause or for good reason within the one-year period immediately following a Change of Control (as defined in his Change-of-Control Severance Agreement) he will be entitled to certain severance payments as described below under the heading “Potential Payments upon Termination of Employment and Change in Control.”

Eileen Chu. On January 1, 2007, we entered into a two-year Employment Contract and a Confidentiality and Non-Competition Agreement with our former Chief Financial Officer, Eileen Chu. Consistent with the terms of the Employment Contract, Ms. Chu will receive an annual base salary of $114,641 in 2009. On January 1, 2007, we entered into a Master Executive Employment Agreement and a Change-Of-Control Severance Agreement with Ms. Chu. Pursuant to the Change-of-Control Severance Agreement with Ms. Chu, if we terminate Ms. Chu’s employment without cause or for good reason within the one-year period immediately following a Change of Control (as defined in her Change-of-Control Severance Agreement) she will be entitled to certain severance payments as described below under the heading “Potential Payments upon Termination of Employment and Change in Control.” Ms. Chu voluntarily resigned as an employee and officer of AsiaInfo, effective as of January 19, 2009.

Yinhu Zhang. On August 18, 2008, we entered into a three-year Employment Contract and a Confidentiality and Non-Competition Agreement with our Vice President and General Manager of Human Resources Administration, Yinhu Zhang. Consistent with the terms of the Employment Contract with Mr. Zhang, Mr. Zhang will receive an annual base salary of $ 72,872 in 2009.

Jian Qi. On February 1, 2008, we entered into a three-year Employment Contract and a Confidentiality and Non-Competition Agreement with our President and Chief Executive Officer of our Lenovo-AsiaInfo Division, Jian Qi. Consistent with the terms of the Employment Contract, Mr. Qi will receive an annual base salary of $89,606 in 2009. On April 1, 2004, we entered into a Master Executive Employment Agreement and a Change-Of-Control Severance Agreement with Mr. Qi. Pursuant to the Change-of-Control Severance Agreement with Mr. Qi, if we terminate Mr. Qi’s employment without cause or for good reason within the one-year period immediately following a Change of Control (as defined in his Change-of-Control Severance Agreement) he will be entitled to certain severance payments as described below under the heading “Potential Payments upon Termination of Employment and Change in Control.”

Feng Liu. On January 1, 2008, we entered into an Employment Contract and a Confidentiality and Non-Competition Agreement with the Vice President and General Manager of R & D of our Technology Division, Feng Liu. Consistent with the terms of the Employment Contract with Mr. Liu, Mr. Liu will receive an annual base salary of $ 88,978 in 2009.

Wei Li. On January 19, 2009, we entered into an Offer Letter, a three-year Employment Contract and a Confidentiality and Non-Competition Agreement with our current Chief Financial Officer, Wei Li. Under the terms of the Offer Letter and Employment Agreement with Ms. Li, Ms. Li will receive an annual base salary of approximately $190,197 in 2009 and will be eligible for an annual bonus. The actual amount of the bonus will depend upon Ms Li’s achievement of her annual performance objectives. Ms. Li will also be entitled to an annual housing allowance of approximately $24,000, an annual tuition allowance of $2,500 for her children’s education, and an annual home visit allowance. Ms. Li will also be entitled to receive 30,000 Restricted Stock Units, or RSUs, and 60,000 Performance Stock Units, or PSUs, pursuant to our 2008 Stock Incentive Plan. The RSUs will vest in four installments of 25% each over a four-year period on each of the anniversary of Ms. Li’s employment start date. The terms of the PSUs will be determined by the Company’s Board of Directors in the future and will vest based on the achievement of certain performance thresholds. Additionally, Ms. Li is entitled to participate in the health insurance, term life insurance, long term disability insurance and other employee benefit arrangements generally available to our employees, as well as to vacation time and reimbursement of her reasonable business expenses. Also on January 19, 2009, we entered into a Master Executive Employment Agreement and a Change-Of-Control Severance Agreement with Ms. Li. Pursuant to the Change-of-Control Severance Agreement with Ms. Li, if we terminate Ms. Li’s employment without cause or for good reason within the one-year period immediately following a Change of Control (as defined in his Change-of-Control Severance Agreement) she will be entitled to severance payments consistent with those described below under the heading “Potential Payments upon Termination of Employment and Change in Control.”

Potential Payments upon Termination of Employment and Change in Control

Each of Mr. Steve Zhang, Ms. Eileen Chu, Ms. Wei Li and Mr. Jian Qi has entered into a Change-of-Control Severance Agreement with us. If we terminate any of them without cause or for good reason within one-year immediately following a Change of Control, they will be entitled to:

•	payment of all accrued and unpaid base salary through the date of such termination;

•	payment of any otherwise unpaid annual bonus payable with respect to the fiscal year ending prior to the date of such termination;

•

severance payments equal to the sum of (i) such executive’s base salary for the year in which the date of termination occurred (or, if higher, as in effect at the time of the Change of Control) and (ii) such Executive’s target annual bonus for the year which the date of termination occurs (or, if higher, as in effect at the time of the Change of Control);

•	immediate vesting of 50% of any outstanding unvested stock options held by such executive as of the date of such termination;

•	the right to exercise all vested stock options for a period of 18 months after the date of termination; and

•	the right to receive medical benefits for one year and housing allowance for six months following termination.

In the event of a change of control which does not result in termination of employment and in which the executive’s stock options are neither assumed nor replaced, each of Mr. Steve Zhang, Ms. Eileen Chu, Ms. Wei Li and Mr. Jian Qi is entitled to immediate vesting of 50% of any outstanding unvested stock options. Ms. Eileen Chu’s employment was voluntarily terminated by her as of January 19, 2009.

For purposes of the Change-of-Control and Severance Agreements described above, termination “for cause” will be deemed to have occurred upon the happening of the following:

•	willful and continued to failure by the executive substantially to perform his/her duties; or

•	willful engagement by the executive in conduct which is demonstrably and materially injurious to us.

For purposes of the Change-of-Control and Severance Agreements described above, termination “for good reason” will be deemed to have occurred upon the happening of the following:

•

assignment to the executive of any duties inconsistent in any materially adverse or diminutive respect with his/her position, authority, duties or responsibilities from those in effect immediately prior to the Change of Control ;

•	a reduction in the executive’s base salary as in effect immediately before the Change of Control, except for a reduction that applies in equal proportion to all of our employees; or

•

a material reduction in the executive’s aggregate compensation opportunity, including the executive’s base salary, bonus opportunity, if any, and long-term or other incentive compensation opportunity, if any.

Each of Mr. Steve Zhang, Ms. Eileen Chu, Mr. Jian Qi, Mr. Feng Liu and Mr. Yinhu Zhang has entered into a Confidentiality and Non-Competition Agreement with us. Under the terms of these agreements, upon termination of employment of each of these individuals for any reason, we may elect to enforce a one-year non-competition provision by agreeing to pay 50% of such individual’s then-current annual salary, payable in installments over the one-year period.

The following table set forth the estimated payments and benefits that would be due to each of Mr. Steve Zhang, Ms. Chu, and Mr. Qi upon the termination of his or her employment “without cause” or “for good reason”

within the one-year period immediately following a Change of Control (as that term is defined above with respect to the discussion of each named executive officer’s Change-Of-Control Severance Agreement). The amounts provided in the table below assume that each termination was effective as of December 31, 2008 (the last day of our fiscal year). These are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts to be payable upon an actual termination of employment “without cause” or “for good reasons” within the one-year period immediately following a Change of Control can only be determined at the time of such event, based on the facts and circumstances then prevailing. Our agreements with these executives do not contain tax gross-up provisions. Eileen Chu voluntarily terminated her employment with us, effective as of January 19, 2009, and is no longer entitled to receive any of the payments or other benefits reflected on the following table.

Name	Salary Continuation(1)	Bonus Payment(2)	Intrinsic Value of Time-Vested Options Subject to Acceleration(3)(4)	Medical Benefits and Housing Allowance Continuation
	(US$)
Steve Zhang	202,149	293,148	0	24,315
Eileen Chu	114,641	49,781	0	11,052
Jian Qi	89,606	57,568	0	10,576

(1)	This amount represents annual base salary for 2008. Such amount would be payable as soon as practicable upon termination but no later than 30 days following the date of termination.

(2)	This amount represents the target annual bonus he/she would have earned on December 31, 2008, and his/her target annual bonus for 2008. Such amount would be payable as soon as practicable upon termination but no later than 30 days following the date of termination.

(3)	This amount represents the value as of December 31, 2008 of the time-vested portion of his/her stock options that would become vested on an accelerated basis upon termination without cause or for good reason within a one-year period of a Change of Control or in the event of a Change of Control that does not result in termination of employment and in which the officer’s stock options are neither assumed nor replaced. For purposes of this calculation, we have determined the value based on the difference between the option exercise price and the closing price of our common stock on December 31, 2008.

(4)	Because the amounts actually realized with respect to any option grant will depend on the price of our common stock on the date the award is exercised, the amount may or may not ultimately reflect the actual value that could be realized by him/her with respect to this award.

AsiaInfo has a long-standing severance policy for departing members of AsiaInfo’s senior management. In the event that AsiaInfo terminates an employee at the vice president level or above without cause, the employee will receive severance pay equal to one month’s base salary for each year he or she has been employed by AsiaInfo, or six month’s base salary, whichever is greater.

Periodically, the Compensation Committee analyzes and assesses all of the termination and change-in-control arrangements to determine whether they are necessary and appropriate under AsiaInfo’s current circumstances and given the circumstances of each individual named executive officers.

Terms of Outstanding Performance Stock Units

The Compensation Committee approved PSU grants under our Incentive Plan to certain of our named executive officers in 2006. There were no grants of equity plan-based awards during 2008.

Each PSU granted is accompanied by a stock award agreement which specifies the number of shares granted and the milestones for vesting of the PSUs. A complete copy or our standard PSU award agreement is filed as an exhibit to our Current Report on Form 8-K dated November 28, 2006. For the complete terms of the PSU awards, please refer to that filing.

PSUs do not vest unless the named executive officer is an employee on the vesting date. Different percentages of the PSUs granted to named executive officers vest based upon the attainment of five different performance goals and, in some cases, the passage of time. The five different performance goals, and the relative weighting applicable to each goal, are as follows:

•

30% of the PSU grant vests based on our level of Annual EBIT and Annual Net Revenue Growth during each of three-12-month period commencing on July 1, 2006, July 1, 2007 and July 1, 2008. Annual EBIT is defined as our earnings before interest and taxes, and Annual Net Revenue Growth is the percentage increase in our net revenue (meaning our revenue net of hardware costs), for each 12-month period against the immediately preceding 12-month period.

•

22.5% of the PSU grant vests if the average closing price per share of our common stock during any continuous thirty-day period occurring between July 1, 2006 and June 30, 2009 reaches certain thresholds.

•

22.5% of each PSU grant vests based on our New Business Revenue Percentage during the period commencing on July 1, 2006 and ending on June 30, 2009. New Business Revenue Percentage means, for such period, our net revenue attributable to (i) new business models in the PRC telecommunications market, and (ii) sales of products or services to customers outside of the telecommunications market or outside of the PRC, expressed as a percentage of our total net revenue attributable to our AsiaInfo Technologies division.

•

12.5% of each PSU grant vests based on the average closing price per share of our common stock during any continuous fifty-day period occurring between July 1, 2006 and June 30, 2010. If the average closing price equals or exceeds $12.00 per share for such period, all of the PSUs allocated to this performance goal shall vest, but the earliest possible vesting date is March 31, 2009.

•

12.5% of each PSU grant vests based on Annual EBIT as measured for each of three 12-month periods commencing on July 1, 2006, July 1, 2007 and July 1, 2008. All of the PSUs allocated to this performance goal shall vest on the last date of the first such 12-month period (if any) when Annual EBIT equals or exceeds $12,000,000.

As of the date of this proxy statement, some PSUs granted to our named executive officers during 2006 have vested and some remain unvested. Please see the discussion below accompanying the “Outstanding Equity Awards at Fiscal Year-End Table” and “Options Exercised and Stock Vested.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the named executive officers regarding options, restricted stock and equity incentive plan awards for each named executive officer outstanding as of December 31, 2008.

As discussed above, beginning in 2005, we began issuing restricted stock units, instead of stock options, to our directors, officers and employees. These restricted stock units, which are set forth in the column “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested”, are subject to time-based vesting requirements which are further detailed in footnote 2 to the table. In 2006, our Compensation Committee approved grants of PSUs which vest depending on the attainment of certain performance goals as well as, in certain cases, minimum time periods. These PSU grants are set forth in the column entitled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested.” The vesting criteria for these PSUs are summarized in footnote 2 below and discussed in detail under the heading “Terms of Outstanding Performance Stock Units” above.

	OPTION AWARDS			STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Steve Zhang	40,000	$4.57	01/10/2015	20,000 135,000	236,800 1,598,400
	60,000	$5.70	11/26/2014
	60,000	$4.99	06/14/2014
	102,000	$7.07	09/29/2013
	54,401	$4.03	08/15/2012
	40,000	$9.625	04/04/2011
	40,000	$9.25	01/16/2011
	120,000	$12.44	11/01/2010
	60,000	$24.00	02/17/2010
	72,000	$7.60	10/18/2009

Eileen Chu	—	—		313 23,850	3,706 282,384

Yinhu Zhang	1,875	$4.99	06/14/2014	3,000 21,600	35,520 255,744
	2,000	$12.44	11/01/2010
	9,000	$33.75	08/18/2010

Jian Qi	5,625	$4.99	06/14/2014	4,000 22,500	47,360 266,400
	10,000	$9.25	01/16/2011
	38,200	$9.25	01/16/2011
	8,000	$12.44	11/01/2010
	30,000	$24.00	02/17/2010

Feng Liu	4,500	$4.99	06/14/2014	5,000 27,000	59,200 319,680
	15,000	$7.07	09/29/2013
	5,100	$9.25	01/16/2011
	3,000	$12.44	11/01/2010
	7,500	$24.00	02/17/2010

(1)	All outstanding options were accelerated on October 24, 2005 and, consequently, are fully vested.

(2)

Twenty-five percent of the restricted stock units granted to our named executive officers vests annually beginning on the first anniversary of the grant date. With respect to Mr. Steve Zhang, 80,000 restricted stock units were granted on September 19, 2005, 20,000 vested on September 19 of each of 2006, 2007 and 2008, with an additional 20,000 restricted stock units vesting on September 19, 2009. With respect to Ms. Eileen Chu, 1,250 restricted stock units were granted on December 26, 2005 and 313 vested on December 26, 2006 and 312 vested on December 26 of each of 2007 and 2008, with an additional 313 restricted stock units vesting on December 26, 2009. With respect to Mr. Yinhu Zhang, 12,000 restricted stock units were granted on December 26, 2005 and 3,000 vested on December 26 of each of 2006, 2007 and 2008 respectively, with an additional 3,000 restricted stock units vesting on December 26, 2009. With respect to Mr. Jian Qi, 16,000 restricted stock units were granted on December 26, 2005 and 4,000 vested on December 26, each of 2006, 2007 and 2008, with an additional 4,000 restricted stock units vesting on December 26, 2009. With respect to Mr. Feng Liu, 20,000 restricted stock units were granted on December 26, 2005 and 5,000 vested on December 26, each of 2006, 2007 and 2008, with an additional 5,000 restricted stock units vesting on December 26, 2009. Each PSU grant vests in varying percentages allocated among five different performance goals. See the discussion accompanying “Terms of Outstanding Performance Stock Units” for more information on the vesting of these PSUs.

(3)	The figures in this column assume the satisfaction of all performance objectives and are obtained by multiplying the number of restricted stock units or performance stock units, as applicable, by the closing market price of AsiaInfo’s common stock as of December 31, 2008, which was $11.84 per share.

Options Exercised and Stock Vested

The following table summarizes the value realized by our named executive officers in connection with the exercise of stock options and the vesting of restricted stock units and performance stock units during the fiscal year ended December 31, 2008.

Name	Option Awards		Stock Awards(1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
Steve Zhang	—	—	132,500	(3)	1,515,850
Eileen Chu	—	—	20,187	(4)	230,317
Yinhu Zhang	15,175	74,868	21,000	(5)	242,676
Jian Qi	—	—	22,750	(6)	262,815
Feng Liu	—	—	27,500	(7)	317,670

(1)	Reflects shares received pursuant restricted stock units and performance stock units granted under AsiaInfo Holdings, Inc.’s 2005 Stock Incentive Plan.

(2)	The figures in this column are based on the closing market price of AsiaInfo’s common stock on the date of exercise of the option awards or the date of vesting of the stock awards, as applicable.

(3)	Consists of 20,000 restricted stock units and 112,500 performance stock units.

(4)	Consists of 312 restricted stock units and 19,875 performance stock units.

(5)	Consists of 3,000 restricted stock units and 18,000 performance stock units.

(6)	Consists of 4,000 restricted stock units and 18,750 performance stock units.

(7)	Consists of 5,000 restricted stock units and 22,500 performance stock units.

On October 24, 2005, the Compensation Committee of the Board approved the acceleration of vesting of approximately 2.1 million unvested stock options previously awarded to employees, officers and members of the Board under AsiaInfo’s 2000 Stock Option Plan and 2002 Stock Option Plan. Options held by members of the Compensation Committee were excluded from the acceleration. The effective date of the acceleration was October 25, 2005.

As a condition of the acceleration, and to avoid any unintended personal benefits, AsiaInfo also imposed a holding period on shares underlying the accelerated options that requires all optionees to refrain from selling any shares acquired upon the exercise of the options until the date on which such shares would have vested under the options’ original vesting terms.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-qualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

DIRECTOR COMPENSATION

AsiaInfo uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level of our Board members.

In 2008, each non-executive director was paid an annual retainer of $15,000 and an additional fee of $2,000 for each Board meeting attended in person or by teleconference. The chairman of the Audit Committee was paid an additional annual fee of $5,000 and each member of the Audit Committee was paid a fee of $1,000 for each Audit Committee meeting attended in person or by teleconference. In addition to these fees, we reimburse directors and committee members for reasonable and actual out-of-pocket travel expenses incurred when attending Board or committee meetings. Members of the Board who are also AsiaInfo employees did not receive any compensation for their services as directors.

Prior to 2005, AsiaInfo granted stock options to most of its non-executive directors, beginning with an initial grant of 20,000 options to each non-executive director, vesting over four years on an annual schedule of 25% per year. During the last two years of the vesting schedule, the options vested on a quarterly basis. In the past, we typically granted new options to our non-executive directors as their options vested, so that each non-executive director would always maintain 20,000 unvested options. On October 24, 2005, our Compensation Committee approved the acceleration of vesting of approximately 2.1 million unvested stock options previously awarded to employees, officers and members of the Board under our 2000 Stock Option Plan and 2002 Stock Option Plan. Options held by members of the Compensation Committee were excluded from the acceleration. The primary purpose of the accelerated vesting was to enable us to avoid recognizing future compensation expense associated with the accelerated stock options upon the planned adoption of FAS 123(R) in 2006.

Beginning in 2005, we began to implement a policy of granting restricted stock units, instead of stock options, to all of our non-executive directors pursuant to our 2005 Stock Incentive Plan. These awards began with an initial grant of 5,000 restricted stock units to each non-executive director, vesting over four years on an annual schedule of 25% per year. Effective July 2008, the Board increased the initial grant to our non-executive directors to 8,000 restricted unvested stock units.

Director Compensation Table

The following table summarizes the compensation paid to each of our non-executive directors for the fiscal year ended December 31, 2008:

Name(1)	Fees Earned or Paid in Cash($)		Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Anders Cheung(7)	15,250		—	—	15,250
James Ding	33,000	(4)	—	—	33,000
Edward Tian	21,000		—	—	21,000
Tao Long	25,000		—	—	25,000
Yungang Lu	34,587	(5)	—	—	34,587
Davin A. Mackenzie	27,500		—	—	27,500
Tom Manning	32,424	(6)	—	—	32,424
Yichen Zhang(8)	20,000		—	—	20,000
Qingtong Zhou(9)	5,750		3,664		9,414

(1)	Steve Zhang, AsiaInfo’s Chief Executive Officer and President, is not included in this table as he is an executive officer of AsiaInfo and thus received no compensation for his services as a director. See Summary Compensation Table for disclosure related to Mr. Zhang’s compensation as an executive officer of AsiaInfo.

(2)	As of December 31, 2008, each director had the following aggregate number of stock awards outstanding: Each of James Ding, Edward Tian, Yungang Lu, Davin A. Mackenzie, Tom Manning and Tao Long held 1,250 restricted stock units and Qingtong Zhou held 8,000 restricted stock units.

(3)	As of December 31, 2008, each director has the following aggregate number of option awards outstanding: James Ding held 545,000 outstanding options; Edward Tian held 360,000 outstanding options; Yungang Lu held 20,000 outstanding options; Davin A. Mackenzie held 3,750 outstanding options; and Tao Long held 5,000 outstanding options.

(4)	Includes $12,000 as annual salary paid to James Ding for his role as Chairman of AsiaInfo (HK) Systems Co. Limited, a subsidiary of AsiaInfo Holdings, Inc.

(5)	Includes $4,587 for reimbursement of travel expenses.

(6)	Includes $11,424 for reimbursement of travel expenses.

(7)	Anders Cheung resigned from our Board of Directors in October 2008.

(8)	Yichen Zhang resigned from our Board of Directors in December 2008.

(9)	Qingtong Zhou was appointed as a member of our Board of Directors in October 2008.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of AsiaInfo’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in AsiaInfo’s annual report on Form 10-K for the fiscal year ended December 31, 2008.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that AsiaInfo specifically incorporates such information by reference in such filing.

Submitted by the Compensation Committee of the Board of Directors

Davin A. Mackenzie

Tom Manning

Edward Tian

AUDIT COMMITTEE REPORT

The Audit Committee reviews AsiaInfo’s financial reporting process on behalf of AsiaInfo’s Board of Directors and is responsible for the retention of AsiaInfo’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process and for maintaining effective internal control over financial reporting. AsiaInfo’s independent registered public accounting firm is responsible for expressing an opinion on (1) the conformity of our consolidated financial statements to accounting principles generally accepted in the United States of America, and (2) the effectiveness of our internal control over financial reporting. The Audit Committee currently consists of Messrs. Yungang Lu (Chair), Tao Long and Davin A. Mackenzie, all independent directors, as defined in the listing standards for The NASDAQ Stock Market and applicable SEC rules.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008 with our management, has discussed with our independent registered public accounting firm the matters required to be discussed by PCAOB AU380 (Communication With Audit Committees), SEC Regulation S-X Rule 207 (Communication with Audit Committees) and other relevant PCAOB guidance (The Auditor’s Communication with Those Charged with Governance), has received the written disclosures required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committee Concerning Independence) and has discussed with our independent registered public accounting firm its independence. The Audit Committee has also considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining its independence. The Board adopted a written charter of the Audit Committee in November 1999. The Board adopted amendments to the charter in March 2003, January 2004 and in February 2009.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to the engagement of an independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered by the independent registered public accounting firm during that year to the Audit Committee for approval, along with the anticipated fees for those services. Management’s report to the Audit Committee categorizes all anticipated fees into one of the following four classifications:

•

Audit services—include fees for audit work performed on our (1) consolidated financial statements and (2) internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including review of quarterly condensed consolidated financial information, comfort letters, statutory audits, and other attestation services.

•

Audit-related services—include fees for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements. We have not incurred such costs for the past two fiscal years.

•

Tax services—include fees for all services permitted to be performed by the independent registered public accounting firm’s tax personnel except those services specifically related to the audits of the financial statements and internal control over financial reporting or are prohibited under the rules of the SEC and the Public Company Accounting Oversight Board. Tax service fees include fees in the areas of corporate tax compliance, tax planning, and tax advice.

•	Other Fees—include fees associated with services not captured in the other categories. We generally do not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee must pre-approve these services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In 2008, the Audit Committee pre-approved all services provided by our independent registered public accounting firm. Private meetings were held with our independent registered public accounting firm to ensure that there were no restrictions on the scope of their audit and to discuss any items the auditors did not wish to raise with management present.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2008 be included in our Annual Report on Form 10-K.

Submitted by the Audit Committee of the Board of Directors

Yungang Lu

Tao Long

Davin A. Mackenzie

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have established procedures for identifying related parties and related party transactions, and for ensuring that any changes in the status of related parties are brought to the attention of relevant departments within AsiaInfo in a timely manner. For transactions with related parties in the ordinary course of business, such as customer sales, supply purchases, subcontracting or consulting services, we apply the same review and approval process as we would in the context of other commercial agreements. All such transactions with related parties are summarized and provided to the legal department for disclosure purposes. For transactions with related parties outside the ordinary course of business, such as significant capital expenditure, capital raising activities and mergers and acquisitions, the transactions must be approved by the Chief Executive Officer or Chief Financial Officer, and in most cases the Audit Committee of the Board of Directors.

Transactions with Lenovo Group Limited and Certain of Our Other Affiliates

As previously reported in our Form 8-K filed on October 25, 2004, we closed our acquisition of the non-telecommunications related information technology services business of Lenovo Group Limited, or Lenovo, on October 19, 2004. As part of the consideration for the assets we acquired from Lenovo, our subsidiary, Bonson Information Technology Limited, or Bonson, entered into a forward contract with a subsidiary of Lenovo under which Bonson was obligated to deliver shares of our common stock having a market value of approximately $27.1 million on the settlement date. The settlement date was required to occur, at our discretion, at any time during the twelve-month period following the closing. The forward contract limited Bonson’s obligation to deliver no more than 4,498,130 shares of our common stock, and provided that if the market value of 4,498,130 shares was less than $27.1 million on the settlement date, Bonson would have the option of paying cash or delivering additional shares of our common stock in order to cover the difference. On July 1, 2005, we settled the forward contract by delivering from treasury stock 4,498,130 shares of our common stock, with a fair value of approximately $25,189,000 and a cost of $23,255,000 and paying cash in the amount of $2,024,000 to Lenovo. Lenovo owned approximately 3,965,666 of our outstanding common stock, as of December 31, 2008.

Agreements regarding ownership structure of the systems integration business involving state secrets

In connection with the closing of our acquisition of Lenovo’s IT services business, we and Lenovo entered into a supplement to the acquisition agreement as of October 1, 2004, which sets forth certain supplemental understandings and agreements regarding the structure of the acquisition and other terms and conditions. Among other things, the supplement sets forth the structure of the acquisition of the part of Lenovo’s IT services business that constitutes “systems integration involving state secrets” under relevant PRC law. Under the supplement, the parties agreed that Legend Holdings Limited, or Legend Holdings, the parent of Lenovo Group, would establish a subsidiary in China, Lenovo Security Technologies (Beijing) Inc., or Lenovo Security. At the time Lenovo Security was established, Legend Holdings owned 51% of the equity interest in Lenovo Security, and two PRC citizens, Mr. Bing Yu, a former member of our Board, and Ms. Zheng Wang, one of our employees, held the remaining equity interest. The purpose of Lenovo Security is to obtain the necessary licenses and qualifications for the systems integration businesses involving state secrets, after which Lenovo Security will be transferred to us (unless it has been transferred earlier, under certain circumstances). Through our wholly-owned subsidiary, Lenovo-AsiaInfo Technologies, Inc., or Lenovo-AsiaInfo, we have entered into a series of contractual arrangements with Lenovo Security and its shareholders under which we enjoy effective control of Lenovo Security and economic benefits substantially similar to equity ownership of Lenovo Security.

The supplement to the acquisition agreement also provides that during the transition period from the date of closing the acquisition to the earlier of (1) the date when Lenovo Security has received the Information System Integration Qualification from the relevant government agency in China (which is a prerequisite for the operation of the systems integration businesses involving state secrets) and (2) the date when Lenovo-AsiaInfo acquires all of Legend Holdings’ equity interest in Lenovo Security pursuant to the terms of the equity transfer arrangement agreements described below, we will operate the system integration businesses involving state secrets through

Lenovo Computer System and Technology Services Co., Limited., or Lenovo Computer. Lenovo Computer is owned by two subsidiaries of Lenovo: Lenovo Manufacturing Limited, or Lenovo Manufacturing, and Lenovo Beijing Limited, or Lenovo Beijing. We have entered into similar contractual arrangements with Lenovo Computer, Lenovo Manufacturing and Lenovo Beijing to operate and control Lenovo Computer during this transitional period, and to receive economic benefits substantially similar to equity ownership in Lenovo Computer.

As previously reported in our Form 8-K filed on January 4, 2006, Mr. Bing Yu resigned as an officer and director of AsiaInfo and its subsidiaries as of January 3, 2006. Prior to his resignation, Mr. Yu was the registered holder of 25% of the equity interest in Lenovo Security. In connection with his resignation, Mr. Yu entered into a Frame Contract dated January 3, 2006 with Mr. James Ding, our Board Chairman and former Chief Executive Officer. The Frame Contract sets forth a legal structure whereby Mr. Yu transferred his equity interest in Lenovo Security to Mr. Ding pursuant to an Equity Interest Transfer Agreement. Mr. Yu had originally borrowed RMB 6,000,000 from Lenovo-AsiaInfo for the purpose of establishing Lenovo Security. This loan obligation was also transferred to Mr. Ding in accordance with the Frame Contract. Mr. Ding entered into a series of agreements with Lenovo-AsiaInfo on January 3, 2006, including the Loan Agreement, Power of Attorney, Exclusive Option Agreement and Share Pledge Agreements, all of which were required to effect the replacement of Mr. Yu as an equity owner of Lenovo Security. For detailed information regarding these agreements, please see descriptions of each agreement under the heading “Agreements regarding Lenovo Security” below.

The structure of our contractual arrangements with Lenovo Security and Lenovo Computer was developed in order to comply with the current prohibition under PRC laws and regulations on foreign persons or foreign-invested enterprises from engaging in systems integration businesses involving state secrets, and to comply with certain licensing requirements with respect to such businesses.

For a further description of those laws and regulations, please see the discussion in our annual report on Form 10-K for the fiscal year ended December 31, 2008, or the 2008 Form 10-K, in Item 1. Business, under the heading “Governmental Regulation.”

For a discussion of certain risks related to those regulations and our contractual arrangements with Lenovo, please see the discussion in our 2008 Form 10-K in Item 1A, “Risk Factors.”

The following chart provides an outline of the current structure described above:

(1)	Mr. Jian Qi is President and Chief Executive Officer of Lenovo Security Technologies (Beijing), Inc. He is the registered holder of 25% of the equity interest in Lenovo Security.

(2)	Ms. Zheng Wang is our Director of Investments. She is the registered holder of 24% of the equity interest in Lenovo Security.

(3)	Legend Holdings is the parent company controlling a majority of the outstanding shares of Lenovo Group Limited. Legend Holdings is the registered holder of 51% of the equity interest in Lenovo Security.

(4)	We do not currently have any ownership interest in Lenovo Security. Through our subsidiary Lenovo-AsiaInfo, we have entered into a series of contractual arrangements with Lenovo Security and its shareholders that provide us with effective control of Lenovo Security.

(5)	We do not currently have any ownership interest in Lenovo Computer, which is wholly-owned by subsidiaries of Lenovo. Through our subsidiary, Lenovo-AsiaInfo, we have entered into a series of contractual arrangements with Lenovo Computer and its shareholders that provide us with effective control of Lenovo Computer.

The following is a description of the various agreements Lenovo-AsiaInfo has entered into with affiliates of Lenovo and other persons in order to exercise effective control over, and enjoy the economic benefits of Lenovo Security and Lenovo Computer.

Agreements regarding Lenovo Security

Loan Agreements. Lenovo-AsiaInfo has provided a loan to each of Legend Holdings, Mr. Jian Qi and Ms. Zheng Wang to fund their respective contributions to the registered capital of Lenovo Security. Pursuant to the terms of the Equity Transfer Arrangement Agreements described below, the loans are repayable only through the transfer by each of Legend Holdings, Mr. Jian Qi and Ms. Zheng Wang of their respective equity interests in Lenovo Security to Lenovo-AsiaInfo or any other person designated by Lenovo-AsiaInfo.

Powers of Attorney. Each of Legend Holdings, Mr. Jian Qi and Ms. Zheng Wang, has irrevocably appointed Lenovo-AsiaInfo as attorney-in-fact to vote on their behalf on all matters they are entitled to vote on as shareholders of Lenovo Security, including matters relating to the transfer of any and all of their respective equity interests in Lenovo Security and the appointment of directors and senior management members of Lenovo Security. The term of the power of attorney from Legend Holdings is seven years and two months. The term of the powers of attorney from Mr. Qi and Ms. Wang extends as long as they hold their equity interests in Lenovo Security.

Exclusive Business Cooperation Agreement. Lenovo Security has appointed Lenovo-AsiaInfo as its exclusive services provider to provide it with complete business support services and consulting services. The term of this agreement is ten years. In consideration for these services, Lenovo Security pays Lenovo-AsiaInfo a consulting and service fee.

Share Pledge Agreements. Each of Legend Holdings, Mr. Jian Qi and Ms. Zheng Wang has pledged all of its or their respective equity interest in Lenovo Security as security for the payment of the service fee under the exclusive business cooperation agreement which Lenovo Security entered into with Lenovo-AsiaInfo. In the event that Lenovo Security breaches its payment obligations under the exclusive business cooperation agreement, Lenovo-AsiaInfo will be entitled to sell the equity interests and retain the proceeds from such sale or require any of the equity interests in Lenovo Security to be transferred to Lenovo-AsiaInfo.

Equity Transfer Arrangement Agreement. Upon the earlier of (1) October 19, 2011, (2) the occurrence of an event of default, or (3) 60 days following the date of a written notice from Lenovo-AsiaInfo to Legend Holdings and Lenovo Security, Lenovo-AsiaInfo or any one of its affiliates may purchase, and Legend Holdings will be obligated to sell, all of its equity interest in Lenovo Security to Lenovo-AsiaInfo in exchange for the cancellation by Lenovo-AsiaInfo of all outstanding loans made to Legend Holdings under its Loan Agreement.

Exclusive Option Agreement. Mr. Jian Qi and Ms. Wang Zheng have each irrevocably granted Lenovo-AsiaInfo an exclusive option to purchase his or her equity interests in Lenovo Security for a price equal to the actual capital contributions which he or she paid into the registered capital of Lenovo Security. Upon exercise of this purchase option, Lenovo-AsiaInfo may elect to pay the purchase price through cancellation of the outstanding amount of the RMB 6,000,000 loan owed by Mr. Jian Qi or Ms. Wang Zheng to Lenovo-AsiaInfo. The term of this agreement is ten years.

Agreements regarding Lenovo Computer

Powers of Attorney. Each of Lenovo Manufacturing and Lenovo Beijing has irrevocably appointed Lenovo-AsiaInfo as attorney-in-fact to vote on their behalf on all matters they are entitled to vote on as shareholders of Lenovo Computer, including matters relating to the transfer of any and all of their respective equity interests in Lenovo Computer and the appointment of directors and senior management members of Lenovo Computer. The term of each power of attorney is seven years and two months.

Exclusive Business Cooperation Agreement. Lenovo Computer has appointed Lenovo-AsiaInfo as its exclusive services provider to provide it with complete business support services and consulting services. The term of this agreement is ten years. In consideration for these services, Lenovo Computer pays Lenovo-AsiaInfo a consulting and service fee.

Share Pledge Agreements. Each of Lenovo Manufacturing and Lenovo Beijing has pledged all of its respective equity interests in Lenovo Computer as security for the payment of the service fee under the exclusive business cooperation agreement. In the event that Lenovo Computer breaches its payment obligations under the exclusive business cooperation agreement, Lenovo-AsiaInfo will be entitled to sell the equity interests and retain the proceeds from such sale or require any of the equity interests in Lenovo Computer to be transferred to Lenovo-AsiaInfo.

Equity Transfer Arrangement Agreements. Upon the earlier of (1) the receipt by Lenovo Security of the Information System Integration Qualification from the relevant PRC government agency, which is a pre-requisite qualification for the operation of the system integrations businesses involving state secrets, (2) the purchase by Lenovo-AsiaInfo of all of Legend Holding’s equity interest in Lenovo Security, and (3) the occurrence an event of default as set forth in the equity transfer arrangement agreements, Lenovo-AsiaInfo will purchase, and each of Lenovo Manufacturing and Lenovo Beijing will sell, all of their respective equity interests in Lenovo Computer to Lenovo-AsiaInfo for an aggregate consideration of RMB100.

Other Agreements with Lenovo

In connection with the acquisition of Lenovo’s IT services business in October 2004, we entered into a series of ancillary agreements and arrangements with Lenovo and its affiliates pursuant to which Lenovo has licensed certain intellectual property to us on a royalty-free basis, and under which Lenovo is providing certain transitional services to us. Those agreements include a Patent, Copyright and Technology License Agreement under which we have a royalty-free license to utilize certain intellectual property owned by Lenovo that is material to the IT services business we acquired from Lenovo, but which is also utilized by Lenovo in certain of its businesses that we did not acquire. We also entered into a Trademark License Agreement under which we have a royalty-free license to utilize the “Lenovo” name and certain other Lenovo trademarks, primarily in conjunction with the “AsiaInfo” name and certain other AsiaInfo trademarks, in connection with the non-telecommunications-related IT services business we acquired. The license has a term of approximately seven years, subject to earlier termination under certain circumstances.

Under a Procurement, Production and Distribution Services Agreement entered into in connection with the acquisition, Lenovo has provided us with procurement, manufacturing, transportation and sales services for certain information security business products sold to us. The products include hardware and software for use in firewall products, virtual private networks, security management platforms and other solutions we offer to our customers.

We have also entered into a Transitional Period Support and Service Agreement with Lenovo under which we incurred an aggregate of $76,016 rental fees for leasing certain properties during 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 17, 2009 of (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known to AsiaInfo to beneficially own more than 5% of our common stock, (ii) each director or director nominee of AsiaInfo, (iii) each “named executive officer” of AsiaInfo listed on the Summary Compensation Table on page 20, and (iv) all directors (including nominees) and executive officers of AsiaInfo as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent
Lenovo IT Alliance Limited	3,965,666	(13)	8.54%
Lenovo Group Limited
Lenovo Holdings (BVI) Limited
Lenovo Sysware Limited
P.O. Box 957, Offshore Incorporations Centre, Road Town,
Tortola, British Virgin Islands
CITIC Capital MB Investment Ltd.	4,025,105	(14)	8.66%
CITIC Capital Holdings Limited
28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong
James Ding(3)	2,235,676		4.76%
Edward Tian(4)	7,470,332		15.95%
Yungang Lu(5)	24,350		*
Davin A. Mackenzie(6)	22,250		*
Tao Long(7)	5,000		*
Tom Manning	1,250		*
Qingtong Zhou	—		*
Steve Zhang(8)	750,584		1.59%
Eileen Chu(9)	30,087		*
Yinhu Zhang(10)	19,475		*
Jian Qi(11)	118,575		*
Feng Liu(12)	54,100		*
All directors and executive officers as a group (12 persons)	10,701,842		22.83%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise noted above, the address for each of the beneficial owners is c/o AsiaInfo Holdings, Inc., 4/F Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, PRC.

(2)	This table is based on information supplied by executive officers, directors and stockholders of AsiaInfo and on Schedules 13D or 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after February 17, 2009 are deemed beneficially owned and outstanding, but such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)	Includes 1,507,729 shares held directly by Mr. Ding (of which 700,000 shares are subject to a pre-paid variable delivery forward transaction with Morgan Stanley & Co. International Ltd); 86,947 shares held in a grantor retained annuity trust for the benefit of Mr. Ding and his family; 96,000 shares held in New Media China Investment I, Ltd. which is beneficially owned by James Ding; and options to acquire beneficial ownership of 545,000 shares that are all currently exercisable.

(4)	Includes 2,672,621 shares held directly by Dr. Tian; 4,000 shares held in a revocable trust for the benefit of Dr. Tian’s daughter, Stephanie Tian; 2,235,632 shares of common stock beneficially held through PacificInfo Limited, which is wholly-owned by Dr. Tian; 2,198,079 shares of common stock held by Dr. Tian’s wife, Jean Qin Kong; and options to acquire beneficial ownership of 360,000 shares that are all currently exercisable.

(5)	Includes 4,350 shares of common stock held directly by Mr. Lu and options to acquire beneficial ownership of 20,000 shares that are all currently exercisable.

(6)	Includes 18,750 shares of common stock held directly by Mr. Mackenzie and options to acquire beneficial ownership of 3,750 shares that are all currently exercisable.

(7)	Includes 3,750 shares of common stock held directly by Mr. Long and options to acquire beneficial ownership of 1,250 shares that are all currently exercisable.

(8)	Includes 102,183 shares of common stock held by Mr. Steve Zhang and options to acquire beneficial ownership of 648,401 shares that are all currently exercisable.

(9)	Ms. Chu resigned as Chief Financial Officer of AsiaInfo on January 19, 2009. Includes 30,087 shares of common stock held directly by Ms. Chu.

(10)	Includes 6,600 shares of common stock held directly by Mr. Yinhu Zhang and options to acquire beneficial ownership of 12,875 shares that are all currently exercisable.

(11)	Includes 26,750 shares of common stock held by Mr. Qi and options to acquire beneficial ownership of 91,825 shares that are all currently exercisable.

(12)	Includes 19,000 shares of common stock held by Mr. Liu and options to acquire beneficial ownership of 35,100 shares that are all currently exercisable.

(13)	Lenovo IT Alliance Limited, Lenovo Group Limited, Lenovo Holdings (BVI) Limited, and Lenovo Sysware Limited have shared voting and dispositive power with respect to the shares held.

(14)	CITIC Capital MB Investment Limited and CITIC Capital Holdings Limited have shared voting and dispositive power with respect to the shares held.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires AsiaInfo’s executive officers and directors, and persons who own more than 10% of a registered class of AsiaInfo’s equity securities, to file certain reports regarding ownership of, and transactions in, AsiaInfo’s securities with the SEC. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish AsiaInfo with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, AsiaInfo believes that for the year ended December 31, 2008, all reporting persons complied with Section 16(a) filing requirements except that each of Mr. Steve Zhang, Ms. Eileen Chu, Mr. Yinhu Zhang, Mr. Jian Qi and Mr. Feng Liu was late in reporting a transaction that occurred on March 31, 2008.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2010

Stockholder proposals which are intended to be presented by such stockholders at AsiaInfo’s 2010 Annual Meeting of stockholders must be received by the Secretary of AsiaInfo at our principal executive offices no later than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to stockholders in order to be considered for inclusion in the proxy statement and form of proxy/voting instruction card relating to that meeting pursuant to Rule 14a-8 under the Exchange Act. In order for notice of a proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received prior to 45 calendar days in advance of the one year anniversary of the date our proxy statement was released to stockholders.

OTHER MATTERS

The Board knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board may recommend.

To the extent that this Proxy Statement is incorporated by reference into any other filing by AsiaInfo under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JAMES DING

James Ding Chairman of the Board of Directors

March 5, 2009

Beijing, PRC

Appendix No. 1

ASIAINFO HOLDINGS, INC.

COMPENSATION COMMITTEE CHARTER

Purpose

The purposes of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of AsiaInfo Holdings, Inc. (the “Company”) are (1) to discharge the responsibilities of the Board relating to compensation of the Company’s executive officers and incentive compensation for the Company’s employees, and (2) to produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement that complies with the rules and regulations of the Securities and Exchange Commission.

Organization

1.	The Committee shall have at least two members.

2.	Except as otherwise permitted by law and unless otherwise specifically determined by the Board to be in the best interests of the Company, all members of the Committee must be independent. For purposes of the Committee, a director will not be “independent”

(i)	if the director is currently an employee of the Company;

(ii)	if the director has been an officer or employee of the Company (including any parent or subsidiary thereof) within the past three years;

(iii)	if the director has received within the past three years more than $120,000 during any twelve-month period in direct compensation from the Company (other than direct compensation specifically permissible under applicable rules of the Nasdaq Stock Market);

(iv)	if the director is a partner, controlling shareholder or executive officer of any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investments in the Company’s securities, or payments under non-discretionary charitable contribution matching programs;

(v)	if the director is, or in the past three years has been, affiliated with or employed by a present or former auditor of the Company (or present or former auditor of an affiliate of the Company), until three years after the end of either the affiliation or employment with the auditor or the auditing relationship;

(vi)	if the director is, or in the past three years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director; or

(vii)	if the director has, or in the past three years has had, a Family Member in any of the categories listed in (ii) or (vi).

3.	The Board will designate a member of the Committee to be the chairman of the Committee.

4.	The Committee shall meet at least two times annually or more frequently in its discretion or at the request of the Chairman of the Board.

5.	The Committee may create its own rules of procedure, including rules regarding notice of meetings, quorum and voting.

6.	The Committee may create subcommittees to perform particular functions, either generally or in specific instances.

APPI-1

7.	Minutes will be kept with regard to each meeting of the Committee, which will record all actions taken by the Committee. Copies of the minutes of each meeting of the Committee will be sent promptly after the meeting to all members of the Board.

Responsibilities and Powers

To fulfill its purposes, the Committee will:

1.	Review and approve corporate goals and objectives relevant to the compensation for executive officers, to evaluate the performance of executive officers in light of those goals and objectives, and to determine and approve the compensation level of executive officers based on this evaluation.

2.	In determining the long-term incentive component of the executive officers’ compensation, consider the Company’s performance, the return to its stockholders relative to the returns to stockholders of comparable companies, the value of similar incentive awards to executive officers at comparable companies, and the awards given to the Company’s executive officers in past years.

3.	Make recommendations to the Board with respect to incentive-compensation plans and equity-based plans that will apply to employees (including executive officers) of the Company and administer such plans.

4.	To the extent the Committee deems advisable, retain compensation consultants to advise the Committee about levels and types of compensation being given by companies similar to the Company to their executive officers and any other matters the Committee deems appropriate.

5.	To the extent the Committee deems advisable, consult with legal counsel (which may be counsel to the Company) about any matters, including tax deductibility to the Company and tax effects upon employees, that the Committee deems relevant with regard to particular compensation related decisions.

6.	Conduct an annual evaluation of its own performance.

7.	Conduct an annual review of this Charter and recommend to the Board any changes the Committee deems appropriate.

*            *            *

Last updated: February 27, 2009

APPI-2

Appendix No. 2

ASIAINFO HOLDINGS, INC

NOMINATING AND CORPORATE GOVERNANCE

COMMITTEE CHARTER

Purpose

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of AsiaInfo Holdings, Inc. (the “Company”) is to ensure that the Board is properly constituted to meet its fiduciary obligations to stockholders and the Company, and to ensure that the Company has and follows appropriate governance standards. To carry out this purpose, the Committee shall: (1) assist the Board by identifying prospective director nominees and recommending to the Board the director nominees for each annual meeting of stockholders; (2) develop and recommend to the Board the governance principles applicable to the Company; (3) oversee the evaluation of the Board and management; (4) recommend to the Board director nominees for each committee; and (5) establish and administer Board and committee member compensation policy.

Organization

•	Commencing February 27, 2004 the Committee shall replace and become the successor committee to the heretofore existing Nominating Committee of the Board.

•	The Committee shall have at least 2 members.

•	Except as otherwise permitted by law and unless otherwise specifically determined by the Board to be in the best interests of the Company, all members of the Committee must be independent.

(a)	For purposes of the Committee, a director will not be “independent”

(viii)	if the director is currently an employee of the Company;

(ix)	if the director has been an officer or employee of the Company (including any parent or subsidiary thereof) within the past three years;

(x)	if the director has received within the past three years more than $120,000 during any twelve-month period in direct compensation from the Company (other than direct compensation specifically permissible under applicable rules of the Nasdaq Stock Market);

(xi)	if the director is a partner, controlling shareholder or executive officer of any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investments in the Company’s securities, or payments under non-discretionary charitable contribution matching programs;

(xii)	if the director is, or in the past three years has been, affiliated with or employed by a present or former auditor of the Company (or present or former auditor of an affiliate of the Company), until three years after the end of either the affiliation or employment with the auditor or the auditing relationship;

(xiii)	if the director is, or in the past three years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director; or

(xiv)	if the director has, or in the past three years has had, a Family Member in any of the categories listed in (ii) or (vi).

APPII-1

•	The Board will designate a member of the Committee to be the chairman of the Committee.

•	The Committee will create its own rules of procedure, including rules regarding notice of meetings, quorum and voting.

•	The Committee may create subcommittees to perform particular functions, either generally or in specific instances.

•

Minutes will be kept with regard to each meeting of the Committee, which will record all actions taken by the Committee. Copies of the minutes of each meeting of the Committee will be sent to all members of the Committee.

Responsibilities and Powers

In order to carry out the purposes described above, the Committee will have the following duties.

1.	Any time the Committee is informed that the Board is considering adding a member to fill a vacancy or a newly created position, and any other time the Committee determines that the Board should consider adding a member, the Committee shall conduct a search for a person or persons to be added to the Board, and make recommendations to the Board as a result of the search.

2.	To the extent the Committee deems appropriate, the Committee shall retain search firms to assist in searches by the Committee for persons to be added to the Board.

3.	The Committee shall adopt criteria which the Committee will apply in its selection of new directors.

4.	At least annually, the Committee shall review the performance of each member of the Board.

5.	The Committee shall review the Board’s annual evaluation of its own performance.

6.	The Committee shall consult from time to time with the Chairman of the Board to obtain his views about whether new members should be added to the Board and about whether current members should be re-nominated or replaced.

7.	The Committee shall develop and periodically review corporate governance guidelines relating to the membership and functioning of the Board of Directors and any other matters the Committee deems appropriate.

8.	The Committee shall recommend appropriate corporate governance guidelines, and any proposed changes to those corporate governance guidelines, to the Board.

9.	In connection with its development and review of corporate governance guidelines, the Committee shall consult with the Company’s legal counsel (which may include either or both of the Company’s internal and external legal counsel) about relevant legal requirements and consult other experts about any other matters the Committee deems appropriate in connection with its development and review of corporate governance guidelines.

10.	The Committee shall review with the Company’s general counsel at least annually the extent to which the Company and its Directors are complying with the Company’s corporate governance guidelines, and, if necessary, recommend to the Board steps to improve compliance with the corporate governance guidelines.

11.	The Committee shall conduct an annual evaluation of its own performance.

12.	The Committee shall conduct an annual review of this Charter and recommend to the Board any changes the Committee deems appropriate.

13.	The Committee shall ensure that independent members of the Board convene executive sessions regularly.

APPII-2

14.	The Committee shall evaluate and recommend termination of membership of individual directors in accordance with the Board’s governance principles, for cause or for other appropriate reasons.

15.	The Committee shall review, approve and monitor the Company’s code of ethics applicable to all employees and directors and review such code of ethics periodically and recommend such changes to such code of ethics as the Committee shall deem appropriate, and adopt procedures for monitoring and enforcing compliance with such code of ethics.

16.	The Committee shall conduct an annual review on succession planning, report its findings and recommendations to the Board, and work with the Board in evaluating potential successors to executive management positions.

17.	The Committee shall make regular reports to the Board.

*            *            *

Last Updated February 27, 2009

APPII-3

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.

Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHELD FOR ALL	EXCEPTIONS*		FOR	AGAINST	ABSTAIN
1. Election of Directors	☐	☐	☐	2. Proposal to ratify the appointment of Deloitte Touche Tohmatsu as AsiaInfo’s Independent registered public accounting firm for fiscal year 2009.	☐	☐	☐
Nominees:
01 James Ding
02 Yungang Lu

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion, provided that they will not vote in the election of directors for persons for whom authority to vote has been withheld.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
*Exceptions
PLEASE VOTE DATE AND SIGN BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE,

				Mark Here for Address Change of Comments SEE REVERSE	☐

Signature	Signature	Date

PLEASE SIGN exactly as your name appears above. Joint owners should each sign. Executors, administrators, business, etc. should so indicate when signing. If signer is a corporation, please sign full name by duly authorized officer.

 FOLD AND DETACH HERE 

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on the day prior to the annual meeting date.

INTERNET http://www.eproxy.com/asia Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders The Proxy Statement and other proxy materials, and the 2008 Annual Report to Stockholders are available at:

http://bnymellon.mobular.net/bnymellon/asia

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ASIAINFO HOLDINGS, INC.

2009 ANNUAL MEETING OF STOCKHOLDERS, APRIL 21, 2009.

The undersigned stockholder(s) of AsiaInfo Holdings, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of 2008 Annual Meeting of stockholders and Proxy Statement, each dated March 5, 2009, and hereby appoint(s) Susie Shan and Wei Li and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of stockholders of AsiaInfo Holdings, Inc., to be held on April 21, 2009 at 3:00 p.m., local time, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidan District, Beijing, PRC and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must either be under its common seal or under the hand of an officer or attorney duly authorized.

In order to be valid, this form of proxy with the power of attorney or other authority, if any under which it is signed, must be deposited with the transfer agent no later than 4:00 p.m., Eastern Time, on Monday, April 20, 2009 in order to be counted in the Annual Meeting on Tuesday April 21, 2009. You may also vote your shares in person at the Annual Meeting. Due to the limited amount of time available before the proxy deadline, the completed proxy can be faxed (with the original to follow by mail) to the transfer agent, at +1 (201) 680-4671.

(Continued and to be marked, dated and signed, on the other side)

                                                                                                   BNY MELLON SHAREOWNER SERVICES

Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

FOLD AND DETACH HERE

TO THE HOLDERS OF

COMMON STOCK OF

AsiaInfo Holdings, Inc.

The Bank of New York Mellon (the “transfer agent”) has received advice that the 2009 Annual Meeting of stockholders of AsiaInfo Holdings, Inc. (the “Annual Meeting”) will be held at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC, on April 21, 2009, at 3:00 p.m., local time, for the purposes set forth in the enclosed Notice of Meeting.

The attached proxy is being solicited by the Board of Directors of AsiaInfo. If you are desirous of having the individuals named in the attached proxy card vote your common stock for or against the proposals or any of them, at the Annual Meeting, kindly execute and forward to the transfer agent the attached proxy. The enclosed postage paid envelope is provided for this purpose. This proxy should be executed in such manner as to show clearly whether you desire the individuals named in the attached proxy card to vote for or against the proposals or any of them, as the case may be. The proxy MUST be forwarded in sufficient time to reach the transfer agent before 4:00 p.m., Eastern Time, Monday, April 20, 2009. Only the registered holders of record at the close of business on February 23, 2009 will be entitled to execute the proxy.

Due to the limited amount of time available before the proxy deadline, the proxy can be faxed (with the original to follow by mail) to the transfer agent at +1 (201) 680-4671.

The BNY Mellon Shareowner Services.

Date: March 5, 2009

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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